AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997

                                                REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            JENNER TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------


CALIFORNIA (PRIOR TO REINCORPORATION)
  DELAWARE (AFTER REINCORPORATION)
   (STATE OR OTHER JURISDICTION
 OF INCORPORATION OR ORGANIZATION)

                                      2834
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)
                                                               68-0292466
                                                            (I.R.S. EMPLOYER
                                                          IDENTIFICATION NUMBER)

                                   ----------

                       2010 CROW CANYON PLACE, SUITE 100
                          SAN RAMON, CALIFORNIA 94583
                                 (510) 824-3150
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINICIPAL EXECUTIVE OFFICES)

                                   ----------

                 ANTHONY E. MAIDA III, CHIEF EXECUTIVE OFFICER
                           JENNER TECHNOLOGIES, INC.
                       2010 CROW CANYON PLACE, SUITE 100
                          SAN RAMON, CALIFORNIA 94583
                                 (510) 824-3150
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   ----------

                                   COPIES TO:
  BLAIR W. STEWART, JR., ESQ.                       LAWRENCE B. FISHER, ESQ.
     TIMOTHY STEVENS, ESQ.                   ORRICK, HERRINGTON & SUTCLIFFE LLP
WILSON SONSINI GOODRICH & ROSATI                       666 Fifth Avenue
    Professional Corporation                     New York, New York 10103-0001
       650 Page Mill Road                               (212) 506-5000
  Palo Alto, California 94304
         (415) 493-9300

                                   ----------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE
=============================================================================================================================

  TITLE OF EACH CLASS             AMOUNT              PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
  OF SECURITIES TO BE             TO BE               OFFERING PRICE              AGGREGATE              REGISTRATION
      REGISTERED               REGISTERED(1)            PER SHARE(2)          OFFERING PRICE(2)               FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value .001 per
share(3)                        2,875,000                 $ 8.00                 $23,000,000              $  6,969.70
-----------------------------------------------------------------------------------------------------------------------------
Redeemable Common
Stock Purchase
Warrants(4)                     2,875,000                 $  .10                 $   287,500              $     87.12
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value .001 per share,
issuable on exercise
of Redeemable Common
Stock Purchase
Warrants(5)                     2,875,000                 $11.20                 $32,200,000              $  9,757.58
-----------------------------------------------------------------------------------------------------------------------------
Representative's
Warrants(6)                       250,000                 $.0001                 $        25                  --
-----------------------------------------------------------------------------------------------------------------------------
Redeemable Common
Stock Purchase
Warrants issuable upon
exercise of
Representative's
Warrants                           250,000                 $  .14                 $    35,000              $     10.61
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value .001 per share,
issuable upon exercise
of Redeemable Common
Stock Purchase
Warrants issuable upon
exercise of
Representative's
Warrants                           250,000                 $11.20                 $ 2,800,000              $    848.48
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value .001 per share,
issuable upon exercise
of Representative's
Warrants(7)                        250,000                 $11.20                 $ 2,800,000              $    848.48
-----------------------------------------------------------------------------------------------------------------------------
   TOTAL                            N/A                     N/A                   $61,122,525              $ 18,521.97
=============================================================================================================================

                                            (Footnotes appear on following page)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================





(continued from previous page)
(1) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the antidilution provisions of the Warrants, the Representative's Warrants and the Warrants underlying the Representative's Warrants.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(3) 2,500,000 shares of Common Stock and 2,500,000 Warrants are being registered under this Registration Statement. For purposes of calculation of the registration fee, each share of Common Stock has been assumed to have a proposed maximum offering price of $8.00, and each Warrant has been assumed to have a proposed maximum offering price of $0.10. Also includes 375,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.
(4) Includes 375,000 Warrants which the Underwriters have the option to purchase to cover over-allotments, if any.
(5) Includes 375,000 shares of Common Stock issuable upon exercise of Warrants which the Underwriters have the option to purchase to cover over-allotments, if any.
(6) In connection with the Registrant's sale of the Securities offered hereby, the Registrant is granting to the Representative of the several Underwriters (the "Representative") warrants (the "Representative's Warrants") to purchase 250,000 shares of Common Stock and/or 250,000 Warrants. The purchase price per Representative's Warrant is $.0001.
(7) The maximum exercise price of the Representative's Warrants will be $11.20 per share of Common Stock and $.14 per Warrant based on the proposed maximum offering price of $8.00 per share of Common Stock and $0.10 per Warrant.








Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.










                 SUBJECT TO COMPLETION, DATED FEBRUARY 19, 1997


PROSPECTUS
----------

                                  [Logo]

                         JENNER TECHNOLOGIES, INC.

                   2,500,000 SHARES OF COMMON STOCK AND
            2,500,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    Jenner Technologies, Inc. ("Jenner" or the "Company") hereby offers (the "Offering") 2,500,000 shares (the "Shares") of common stock, $0.001 par value (the "Common Stock") and 2,500,000 redeemable common stock purchase warrants (the "Warrants"). The Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." The Shares and Warrants may only be purchased together on the basis of one Share and one Warrant, but will trade separately immediately upon issuance. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $____ per share [140% of the initial public offering price per share of Common Stock], subject to adjustment, at any time during the period commencing on _______________, 1998 [twelve months from the date of the Prospectus] until __________________, 2002 [5 years after the date of this Prospectus]. Commencing ____________________, 1998 [18 months from the date of the Prospectus], the Warrants are subject to redemption by the Company, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice provided that the average closing sales price of the Common Stock as reported on the American Stock Exchange ("AMEX") equals or exceeds $_______ per share [160% of the initial public offering price per share of Common Stock] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities -- Warrants."

    Prior to the Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that such a market will develop after completion of the Offering, or if developed, that it will be sustained. It is currently anticipated that the initial public offering prices will be between $7.00 and $8.00 per Share and $.10 per Warrant. For information regarding the factors considered in determining the initial public offering price of the Shares and Warrants and the terms of the Warrants, see "Risk Factors" and "Underwriting." It is anticipated that the Shares and Warrants will be included for quotation on the American Stock Exchange under the symbols JNR and JNRW, respectively.

                                   ----------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



================================================================================
                                   PRICE TO     UNDERWRITING     PROCEEDS TO
                                    PUBLIC       DISCOUNT(1)      COMPANY(2)
--------------------------------------------------------------------------------
Per Share                         $               $              $
--------------------------------------------------------------------------------
Per Warrant                       $               $              $
--------------------------------------------------------------------------------
Total(3)                          $               $              $
================================================================================


(1) Does not include additional compensation to National Securities Corporation, the representative of the several Underwriters, (the "Representative") in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.

(2)  Before  deducting  estimated  expenses of $600,000  payable by the Company,
     excluding   the   non-accountable   expense   allowance   payable   to  the
     Representative.

(3) The Company has granted to the Representative an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock and/or 375,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If such Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Company will be $______, $______ and $_______, respectively. See "Underwriting."


    The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment therefor at the offices of National Securities Corporation, Seattle, Washington on or about _______________, 1997.

                         NATIONAL SECURITIES CORPORATION

               THE DATE OF THIS PROSPECTUS IS_____________, 1997.









                         [INSERT 4/COLOR GRAPHICS HERE]

                 [Description of Photo and Copy of Text Follows]



                              JENNER'S APPROACH TO
                 TREATMENT OF PATIENT WITH MINIMAL TUMOR BURDEN

    [Photo of Patient with Cancer in stages with and without Immunotherapy]

Current treatments for cancers that have spread are not very effective. Despite significant improvements in early diagnosis and in surgical treaments, many surgically treated patients experience recurrence of cancer. Jenner's principal product candidates are designed to delay or prevent the recurrence of cancer by stimulating the body's own immune system to attack microscopic disease remaining after a patient has undergone tradional therapy.









    The Company's products are in a development stage and have not been approved by the United States Food and Drug Administration ("FDA") or any foreign regulatory authority for marketing in any country. Such approval is not expected to be forthcoming for several years, and may not be received at all.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND THE WARRANTS OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent certified public accountants and quarterly reports containing unaudited interim financial statements for the first three quarters of each fiscal year.







--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

    This Prospectus contains forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, product development, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriter's over-allotment option is not exercised, (ii) reflects a 1-for-1.7328 reverse stock split of the Company's Common Stock to be effected prior to the  closing  of the  Offering,  (iii)  assumes  the  Warrants  and the warrants to purchase 250,000 shares of Common Stock and/or 250,000 Warrants issued to the Representative in connection with this Offering (the "Representative's Warrants") are not exercised, (iv) assumes the reincorporation of the Company in Delaware prior to the closing of the Offering, and (v) assumes the conversion of all outstanding shares of the Company's Series A Preferred Stock and Series B Preferred Stock into 1,510,015 shares of the Company's Common Stock upon the closing of the Offering.

                                THE COMPANY

    Jenner Technologies, Inc. ("Jenner" or the "Company"), a development stage company, is engaged in the development of immunotherapies to treat patients with cancer and certain side effects related to chemotherapy. The Company has four product candidates under development, two of which are in clinical trials. Three of the Company's product candidates are designed to delay or prevent the recurrence of cancer by stimulating the body's own immune system to attack microscopic disease remaining after a patient has undergone traditional therapy. The Company's product candidates consist of macrophage activators (ACT and JT3002) and therapeutic vaccines (OncoVax-P and OncoVax-CL). The Company acquired the technology related to ACT and JT3002 through an exclusive worldwide license with Novartis AG (the company resulting from the merger of Ciba-Geigy Limited and Sandoz, Ltd.) ("Novartis"). In addition, the Company acquired the rights to produce the antigen related to OncoVax-P through a non-exclusive license with Research Corporation Technologies, Inc. and the antigen related to OncoVax-CL through an exclusive worldwide license with Eli Lilly & Company.

    ACT is in a nationwide Phase III clinical trial as a therapy for patients with osteogenic sarcoma (bone cancer). The study calls for a total of 645 patients to be treated under the protocol and, as of December 31, 1996, approximately 540 patients had entered the study. ACT utilizes a small molecule that has the capacity to activate macrophages, which are scavenger cells that are part of the immune system. Once activated, macrophages acquire the ability to seek out and destroy tumor cells. ACT utilizes a proprietary liposomal formulation to deliver its active ingredients (liposomes are spheres of subcellular size composed primarily of fat molecules). JT3002 is in preclinical evaluation as a therapy for mucositis (damage to the gastrointestinal mucosa or lining of the gut), a side effect commonly associated with chemotherapy. The Company intends to file an Investigational New Drug application ("IND") with the United States Food and Drug Administration ("FDA") in late 1997 or early 1998 to commence Phase I clinical trials of JT3002, subject to the results of the preclinical evaluation.

    OncoVax-P is in limited Phase I/II clinical trials in patients with prostate cancer. The Company intends to commence a limited Phase I/II clinical trial for OncoVax-CL in patients with colorectal cancer in the first quarter of 1997. The Company's Phase I/II clinical trials are conducted in a small number of patients (5-6) to gain preliminary information regarding safety of the vaccine and ability to generate an immune response. OncoVax-P and OncoVax-CL each include a genetically engineered version of a tumor associated antigen which represents the "identity tag" of the cancer cell combined with an adjuvant which enhances the body's immune response. The antigen and adjuvant are packaged in liposomes which are taken up by antigen

--------------------------------------------------------------------------------

                                       3





--------------------------------------------------------------------------------

presenting cells. The Company believes this approach will induce a more robust relevant immune response than if the liposomal delivery system is not used. Based on preclinical data, the Company believes that OncoVax-CL may have the potential for application in cancer indications other than colorectal cancer, such as lung, pancreatic and ovarian cancer.

    In an effort to leverage the Company's resources and better manage the risks and costs inherent in scientific research and new product development, Jenner has followed a business strategy of (i) in-licensing promising proprietary technologies for which substantial preclinical and/or clinical studies have been undertaken, (ii) focusing on human clinical trials to gain relevant information rather than developing animal models, and (iii) engaging qualified subcontractors to perform research and development functions. Through this business strategy, the Company has expended only approximately $4.0 million in cash through December 31, 1996 to develop its current product candidates and believes it has extended its research efforts to a larger number of applications than would otherwise be the case given its limited resources.

    The Company believes that its business strategy and management capabilities may enable it to shorten the time frame for commercializing its products. As the Company's product candidates advance through the regulatory process, the Company generally intends to establish strategic alliances with pharmaceutical companies and other corporate partners with large distribution systems to market and sell the Company's products worldwide. In some cases, however, where the customers for a product are easily identified and concentrated, the Company intends to market and distribute the product through a direct sales force.

    Jenner was incorporated as a California corporation in December 1992 and expects to reincorporate in Delaware prior to consummation of this Offering. The Company's principal offices are located at 2010 Crow Canyon Place, Suite 100, San Ramon, California 94583, and its telephone number is (510) 824-3150.






--------------------------------------------------------------------------------


                                       4




--------------------------------------------------------------------------------

                                  THE OFFERING

Securities Offered....... 2,500,000   Shares  of   Common  Stock  and  2,500,000
                            Warrants. The Shares and the Warrants will be separately transferable immediately following the completion of this Offering.

Exercise Price of
  Warrants............... Each Warrant  entitles the  registered  holder thereof to purchase, at any time over a four (4) year period commencing one (1) year after the date of this Prospectus, one share of Common Stock at a price of $ per share [140% of the initial public offering price per Share]. The Warrant exercise price is subject to adjustment under certain circumstances. See "Description of Securities."

Redemption of Warrants... Commencing  eighteen   (18) months  after  the date of
                            this Prospectus, the Warrants are subject to redemption by the Company at $0.10 per Warrant on thirty (30) days' prior written notice to the warrant holders if the average closing sales price of the Common Stock equals or exceeds $ per share [160% of the initial public offering price per Share of Common Stock] for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

Common Stock Outstanding
 Prior to the Offering(1). 4,621,886 Shares

Common Stock Outstanding
  After the Offering(1)... 7,121,886 Shares

Use of Proceeds........... For  research  and  development,   clinical   trials,
                            purchase of equipment, working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors and Dilution. An  investment  in  the   securities  offered  hereby
                            involves a high degree of risk and immediate and substantial dilution to the purchasers in this Offering. See "Risk Factors" and "Dilution."

Proposed AMEX Symbols(2):

 Common Stock ........... JNR

 Warrants ............... JNRW


----------
(1) Excludes 378,114 shares of Common Stock issuable upon exercise of outstanding non-plan stock options and outstanding stock options granted under the Company's 1993 Incentive Stock Plan as of January 31, 1997 at a weighted average exercise price of $0.90 per share, and 350,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan. See "Management -- Employee Benefit Plans."

(2) Application has been made for listing of the Common Stock and the Warrants on AMEX.

    Jenner(tm) and ACT (tm) are trademarks of the Company. The Company has filed an application to register JennerTech(tm) as a trademark of the Company.


--------------------------------------------------------------------------------

                                       5



--------------------------------------------------------------------------------

                          SUMMARY FINANCIAL INFORMATION







                                             PERIOD FROM                                          PERIOD FROM
                                              INCEPTION                                            INCEPTION
                                            (DECEMBER 8,                                         (DECEMBER 8,
                                              1992) TO        YEAR ENDED DECEMBER 31,              1992) TO
                                             DECEMBER 31,  ----------------------------------     DECEMBER 31,
                                                1993          1994        1995         1996          1996
                                                ----          ----        ----         ----          ----
STATEMENT OF OPERATIONS DATA:
Revenues                                      $  --        $   --      $   --      $    --        $    --
Research and development expenses               338,626      499,366     698,303     2,206,900      3,743,195
General and administrative expenses             137,325      228,114     195,663       339,948        901,050
                                              ---------    ---------   ---------   -----------    -----------
Loss from operations                           (475,951)    (727,480)   (893,966)   (2,546,848)    (4,644,245)
Interest income (expense)                         9,037       22,369      17,100      (140,987)       (92,481)
                                              ---------    ---------   ---------   -----------    -----------
Net loss                                      $(466,914)   $(705,111)  $(876,866)  $(2,687,835)   $(4,736,726)
                                              =========    =========   =========   ===========    ===========
Pro forma net loss per share(1)                                                    $     (0.56)
                                                                                   ===========
Shares used to compute pro forma net loss
  per share(1)                                                                       4,785,863
                                                                                   ===========


                                                                                     DECEMBER 31, 1996
                                                                                  -------------------------
                                                                                                   AS
                                                                                   ACTUAL      ADJUSTED(2)
                                                                                   ------     -----------
BALANCE SHEET DATA:
Working capital                                                                $  1,317,447    $ 17,697,447
Total assets                                                                      1,563,392      17,943,392
Note payable to principal stockholder                                             3,000,000       3,000,000
Deficit accumulated during the development stage                                 (4,736,726)     (4,736,726)
Total stockholders' equity (deficit)                                             (1,852,170)     14,527,830


----------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute pro forma net loss per share.

(2) Adjusted to give effect to the receipt of the estimated net proceeds of the Offering based upon an assumed initial public offering price of $7.50 per Share and $.10 per Warrant. See "Use of Proceeds" and "Capitalization."



--------------------------------------------------------------------------------

                                       6






                                  RISK FACTORS

    An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, product development, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set in the following risk factors and elsewhere in this Prospectus.

DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY; NO REVENUES AND NO ASSURANCE OF PROFITABILITY

    The Company is in the development stage and is subject to all business risks associated with a new enterprise, including uncertainties regarding product development, constraints on the Company's financial and personnel resources, and dependence on and need for third party relationships. At December 31, 1996, the Company had an accumulated deficit of approximately $4.7 million. The Company anticipates that it will continue to incur substantial additional operating losses for at least the next several years and expects cumulative losses to increase as the Company's research and development efforts expand. The Company has a limited history of operations consisting primarily of development of its products and sponsorship of research and clinical trials. The Company has not generated any revenue to date, whether from product sales, license fees or research funding, and there can be no assurance as to when or whether it will be able to develop sources of revenue or that its operations will become profitable, even if it is able to commercialize any products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT OR COMMERCIALIZATION; UNCERTAINTIES RELATED TO CLINICAL TRIALS

    The Company's research and development programs are at various stages of development, ranging from the preclinical stage to Phase III clinical trials. Substantial additional research and development will be necessary in order for the Company to develop and obtain regulatory approval for its product candidates, and there can be no assurance that the Company's research and development will lead to development of products that are shown to be safe and effective in clinical trials and that are commercially viable. In addition to further research and development, the Company's product candidates will require clinical testing, regulatory approval and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that the Company's products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use.

    The Company may find, at any stage of its research and development, that products which appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale Phase III clinical trials and do not receive regulatory approvals. The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. The rate of completion of the Company's clinical trials may be delayed by many factors, including slower than anticipated patient enrollment, difficulty in securing sufficient supplies of clinical trial materials or adverse events occurring during the clinical trials. Completion



                                       7



of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development. No assurance can be given that any of the Company's development programs will be successfully completed, that any Investigational New Drug application ("IND") will become effective or that additional clinical trials will be allowed by the United States Food and Drug Administration ("FDA") or other regulatory authorities or that clinical trials will commence as planned. In addition, there have been delays in the Company's testing and development schedules to date and there can be no assurance that the Company's expected testing and development schedules will be met which could have a material adverse effect on the Company. See "Business -- Jenner's Product Candidates and Clinical Trials."

DEPENDENCE ON THIRD PARTY MANUFACTURING; RISKS OF CHANGING MANUFACTURING
SOURCES

    The Company relies on third parties for the manufacture of products used in clinical trials. The Company anticipates that current manufacturers of its product candidates will not necessarily manufacture these products for subsequent clinical trials, and will not manufacture the products for commercial use should the clinical trials be successful and regulatory approval be obtained. As a result, the Company will need to obtain alternate manufacturing sources for its products. Applicable regulations require that, if the manufacturing source of products such as the Company's vaccines or macrophage activators is changed, equivalency must be demonstrated before patients can be treated with product from the new manufacturer. The demonstration of such equivalency may require that additional clinical trials be conducted. There is no assurance that the Company will be able to demonstrate equivalency and the effort to do so may require significant expenditures of money and time which could have a material adverse effect on the Company. See "Business -- Manufacturing and Supply."

DEPENDENCE ON AND NEED FOR THIRD PARTY RELATIONSHIPS

    The Company follows a business strategy of utilizing the expertise and resources of third parties in a number of areas, including the manufacture of vaccines and macrophage activators and their components, and the conduct of preclinical and clinical trials. This strategy creates risks to the Company by placing critical aspects of the Company's business in the hands of third parties whom the Company may not be able to control as effectively as its own operations. Moreover, in reliance on these relationships, the Company has not developed its own resources to the extent these activities have been contracted to third parties. Currently, the Company relies on these third parties as the sources of supply for their respective products or services. If these third parties do not perform in a timely and satisfactory manner, the Company may incur additional costs and lose time in the conduct of its development and clinical programs as it seeks alternate sources of such products and services, if available. The effect of such costs and delays may have a material adverse effect on the Company. See "Business -- Business Strategy."

    The Company may seek additional third party relationships in certain areas, particularly in situations in which the Company believes that the clinical testing, marketing, manufacturing and other resources of a pharmaceutical company collaborator will enable the Company to develop particular products or geographic markets which are otherwise beyond the Company's resources and/or capabilities. There is no assurance that the Company will be able to obtain any such collaboration, or any other research and development, manufacturing, or clinical trial agreement. The inability of the Company to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on the Company.

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS

    The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The Company will require substantial funds of its own, or from third parties, to conduct research and development, preclinical and clinical testing and to manufacture (or have manufactured) and market (or have marketed) its product candidates. The Company estimates that its current cash resources and the


                                       8



net proceeds of the Offering will be sufficient to meet its operating and capital requirements for at least 12 months following the closing of the
Offering. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of preclinical and clinical testing, relationships with possible strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA regulatory process and other factors. The net proceeds of this Offering are not expected to be sufficient to fund the Company's operations through the commercialization of one or more products yielding sufficient revenues to support the Company's operations; therefore, the Company is likely to need to raise additional funds. The Company may seek to satisfy its future funding requirements through public or private offerings of securities, with collaborative or other arrangements with major pharmaceutical companies or from other sources. Additional financing may not be available when needed or on terms acceptable to the Company. If adequate financing is not available, the Company may not be able to continue as a going concern, or may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies or product candidates, to forego desired opportunities, or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to the investors in this Offering will result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

NO MANUFACTURING, MARKETING OR SALES

    The Company currently has no marketing and sales resources or personnel. In the event the Company successfully completes the regulatory process for the introduction of a vaccine or macrophage activator product, the Company will need to establish distribution, marketing and sales resources in order to commercialize such product. Depending upon the product, the Company may seek to develop its own distribution, marketing and sales resources, or may seek to enter a collaborative agreement with a major pharmaceutical company for such purposes. There is no assurance that the Company will be successful in either situation. The inability of the Company to successfully distribute, market and sell products will adversely affect the commercial value of such products and may adversely affect the financial position of the Company. In view of the early stage of development of the Company's potential products and the Company's limited resources, the Company does not anticipate spending a material portion of the net proceeds of this Offering to acquire resources and develop capabilities in distribution, marketing or sales. See "Business -- Marketing and Distribution."

    The Company does not have a manufacturing facility, and thus currently lacks the resources or capability to manufacture itself any of its product candidates on a clinical or commercial scale. At the present time, the Company believes that there are a number of facilities with FDA approval that have the capability of synthesizing and manufacturing the Company's products and liposomal formulations. However, the process for manufacturing and formulating the Company's products is complex and subject to uncertainties. The Company is currently, and will continue to be, dependent on third parties for manufacturing clinical and commercial scale quantities of its products. There can be no assurance that the Company will be able to maintain existing agreements for the manufacturing of clinical quantities of products, that it will be able to enter into additional agreements with other third parties for commercial scale manufacturing, or that contract manufacturers will be able to adequately produce the Company's products in commercial quantities in a cost-effective manner. Interruptions or difficulties in clinical or commercial production of the Company's products may require the Company to incur substantial costs to address the situation, which could have a material adverse effect on the Company. See " -- Dependence on Third Party Manufacturing; Risks of Changing Manufacturing Sources" and "Business -- Manufacturing and Supply."

    Contract manufacturers must adhere to current Good Manufacturing Practice ("cGMP") regulations strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a Biologic License Application ("BLA") or a Product License Application ("PLA") and Establishment License

                                       9




Application ("ELA"). Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. There can be no assurance that the FDA or other regulatory agencies will approve the process or the facilities by which any of the Company's products may be manufactured. The Company's dependence on third parties for the manufacture of products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. See " -- No Assurance of FDA Approval; Government Regulation" and "Business -- Government Regulation."

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY INFORMATION

    The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other pharmaceutical and biotechnology companies. Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes competitive with or similar to those of the Company. The Company may not be aware of all of the patents potentially adverse to the Company's interests that may have been issued to others. No assurance can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to one or more of such patents or to develop or obtain alternate technology. There can be no assurance that the licenses that might be required for the Company's processes or products would be available on commercially acceptable terms, or at all.

    Because of the substantial length of time and expense associated with bringing new products to the marketplace through the development and regulatory approval process, the biotechnology industry places considerable importance on patent and trade secret protection for new technologies, products and processes. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it (or any licensor) was the first to make the inventions covered by pending patent applications or that it (or any licensor) was the first to file patent applications for such inventions. The patent positions of vaccine and biotechnology companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in vaccine and biotechnology patents or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents that have issued or may be issued will be held valid if subsequently challenged or that others, including competitors or current or former employers of the Company's employees, advisors and consultants, will not claim rights in or ownership to the patents and other proprietary rights held by the Company. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's proprietary information or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by the Company.

    The Company currently licenses several patents and patent applications and other technology that are integral to the Company's products and business. The Company's breach of any existing license agreement or the failure to obtain a license to technology required to commercialize its products candidates may have a material adverse effect on the Company. See "Business -- Licenses."

    The biotechnology industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, the Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore


                                       10




have a material adverse effect on the Company. Even if the Company prevails in an interference proceeding or a lawsuit, substantial resources of the Company, including the time and attention of its officers, will be required.

    The Company also relies on trade secrets, know-how and technological advancement to maintain its competitive position. Although the Company uses confidentiality agreements and employee proprietary information and invention assignment agreements to protect its trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

     The Company is aware of a company that has filed an intent to use application in the United States Patent and Trademark Office for the mark "Onco Vax" relating to therapeutic vaccines for oncological purposes. The Company believes that it has superior rights to use "OncoVax" based upon its public use of the mark in technical journals prior to the effective filing date of the intent to use application. However, there can be no assurance in this regard, and the Company may be required to discontinue using "OncoVax" as a name for its products.

DEPENDENCE ON QUALIFIED PERSONNEL

    Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. The loss of the Company's Chief Executive Officer, Anthony E. Maida III, or its President and Chief Scientific Officer, Dr. Lynn E. Spitler, would be highly detrimental to the Company. The Company has an employment agreement with each of these individuals. See "Management -- Employment Agreements." Following the Offering, the Company expects to maintain key person insurance for $1,000,000 on the life of each of Mr. Maida and Dr. Spitler. The proceeds of such insurance may not be sufficient to compensate the Company for the loss of the services of such individuals and is not applicable in the case of resignation. There is intense competition for qualified personnel in the biotechnology field, including personnel with expertise in product candidate identification, licensing, clinical trials, government regulation, manufacturing marketing and sales, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel as well as the failure to recruit additional key scientific and technical personnel in a timely manner could have a material adverse effect on the Company.

RELATIONSHIPS OF SCIENTIFIC ADVISORS WITH OTHER ENTITIES

    The members of the Company's Scientific Advisory Board are employed on a full-time basis by academic or research institutions. Scientific Advisory Board Members serve as consultants to the Company, and in some cases as consultants to other companies. Accordingly, Scientific Advisory Board members are able to devote only a portion of their time to the Company's business and research activities. In addition, except for work performed specifically for and at the direction of the Company, the inventions or processes discovered by the Company's Scientific Advisory Board members and other consultants will not become the intellectual property of the Company, but will be the intellectual property of their institutions. If the Company desires access to inventions which are not its property, it will be necessary for the Company to obtain licenses to such inventions from the owners. In addition, invention assignment agreements executed by Scientific Advisory Board members and consultants in connection with their relationships with the Company may be subject to the rights of their primary employers or other third parties with whom such individuals have consulting relationships. See "Business -- Scientific Advisory Board."

COMPETITION

    There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, that are engaged in the discovery, development, marketing and sale of products for the treatment of cancer. These include new pharmaceutical products and new biologically derived products, including vaccines and macrophage activators. The Company expects to encounter significant competition for its product candidates from traditional and new treatment methods. The Company is aware of a number of companies that have products based on immunoactivation principles or intended to treat the indications targeted by the Company, including Avigen, Inc., Akzo Pharma Group, Aphton Corp., Biomira, Inc., Cell Genesys, Inc., Cel-Sci Corporation, Centocor, Inc., Corixa Corporation, Cytel Corp., EndoRex Corp., Epigen, Inc., IDEC Pharmaceutical Corp., ImClone Systems, Inc., Janssen Pharmaceuticals (a division of Johnson & Johnson),
Medarex, Inc., Oncogene Sciences, Inc., RIBI ImmunoChem Research, Inc., Schering-Plough Corp., Therion Biologics Corporation, Chiron Viagene, Inc. and Vical, Inc. Janssen Pharmaceuticals and Schering-Plough Corp. recently


                                       11





received FDA clearance to market products in the United States for surgical adjuvant treatment of colorectal carcinoma and melanoma, respectively, and Centocor, Inc. recently received approval to market a product in Germany for the adjuvant therapy of colorectal cancer.

    Most of the Company's competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than the Company. Furthermore, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new biotechnology products and obtaining FDA and other regulatory approvals. If the Company is permitted to commence commercial sales of any product, it will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. The Company's competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that may be developed by the Company, and such competitors may also prove to be more successful than the Company in manufacturing, marketing and sales. If the Company is able to successfully commercialize a product, subsequent competitive developments could render such product noncompetitive or obsolete. See "Business -- Competition."

TECHNOLOGICAL CHANGES AND UNCERTAINTY

    The Company's research and development strategy is based upon advances in recent years in the scientific understanding of monoclonal antibodies, genetic engineering and the human immune system. The Company's strategy focuses on techniques to stimulate the body's immune system to act against cancer cells. This area is the subject of extensive research efforts and rapid scientific progress. New developments are expected to continue at a rapid pace in industry and academia in both the specific areas of interest to the Company and in other areas directed at the prevention or treatment of cancer. There can be no assurance that research and discoveries by others will not render some or all of the Company's proposed products noncompetitive or obsolete. In addition, the Company's business strategy is subject to the risks inherent in the development of new therapeutic products. There can be no assurance that unforeseen problems will not develop, that the Company will be able to address successfully technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Business -- Competition."

NO ASSURANCE OF FDA APPROVAL; GOVERNMENT REGULATION

    All new drugs and biologics, including the Company's product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act and other laws including, in the case of biologics, the Public Health Services Act, and by state and local governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, premarket clearance or approval, advertising, promotion, sale and distribution of such products. If drug products are marketed abroad, they also are subject to extensive regulation by foreign governments. Failure to comply with the FDA or other applicable regulatory requirements may subject a Company to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and FDA refusal to approve pending BLAs, PLAs and ELAs, or supplements to approved BLAs or PLAs/ELAs.

    The Company has not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of its products. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, such approval process is extremely expensive and uncertain. There can be no assurance that the Company's product candidates will be cleared for marketing by the FDA. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process, or that the Company could overcome the inability to obtain, or delays in obtaining, such approvals. The failure of the Company to receive FDA approval for its product candidates would preclude the Company from marketing and selling its products in the United States. Therefore, the failure to receive such FDA approval would have a material adverse effect on the Company. Even if


                                       12


regulatory approval of a product is granted, there can be no assurance that the Company will be able to obtain the labeling claims necessary or desirable for the promotion of those products. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for postmarketing studies. If regulatory approval is obtained, the Company will be subject to ongoing FDA obligations and continued regulatory review. In particular, the Company or its third party manufacturers will be required to adhere to regulations setting forth cGMPs, which require that the Company or third party manufacturers manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company or its third party manufacturer must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of the product from the market. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product.

    Prior to the submission of a BLA or PLA/ELA, drugs developed by the Company must undergo rigorous preclinical and clinical testing which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans, the Company must submit to the FDA and receive clearance of an IND. There can be no assurance that submission of an IND for future clinical testing of any product under development or other future products of the Company would result in FDA permission to commence clinical trials or that the Company will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Success in preclinical studies or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Further, there can be no assurance that if such testing of products under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory body, or approved by the FDA for marketing in the United States or by any such foreign regulatory bodies for marketing in foreign jurisdictions. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of the Company's products. See "Business -- Government Regulation."

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT; HEALTH CARE REFORM

    The Company's ability to commercialize its product candidates may depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing vaccines and biological products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's product candidates, the market acceptance of these products would be adversely affected.

    Health care reform proposals have been introduced in Congress and in various state legislatures. It is currently uncertain whether any health care reform legislation will be enacted at the federal level, or what actions governmental and private payors may take in response to the suggested reforms. The Company cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business. There can be no assurance that any implemented reforms will not have a material adverse effect on the Company. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if the Company is able to commercialize products in overseas markets, the Company's ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

                                       13






RISK OF PRODUCT LIABILITY; UNCERTAINTY OF AVAILABILITY OF PRODUCT
LIABILITY INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the manufacturing, clinical testing, marketing and use of human therapeutic products. The Company currently carries clinical trial liability insurance in the amount of $1 million per occurrence and $1 million in the aggregate, although this insurance does not currently cover the on-going Phase III clinical trial for ACT. There can be no assurance that the coverage limits of the Company's insurance policy will be adequate, and a successful claim in excess of the coverage limits could have a material adverse effect on the Company. The Company plans to obtain product liability insurance covering the commercial sale of its products prior to their commercial introduction, however, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage now carried or subsequently obtained by the Company could have a material adverse effect on the Company.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

    Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially and adversely affect the market price of the Securities. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this Offering, the Company will have 7,121,886 shares of Common Stock outstanding (not including 378,114 shares of Common Stock subject to outstanding options) assuming no exercise of options after January 31, 1997 and outstanding warrants to purchase an additional 2,500,000 shares of Common Stock, assuming no exercise of the Representative's Warrant. Of these securities, 2,500,000 shares of Common Stock and Warrants to purchase 2,500,000 shares of Common Stock sold in this Offering will be freely tradeable (unless held by affiliates of the Company) without restriction. The remaining 4,621,886 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company's directors, executive officers and stockholders, who in the aggregate hold 100% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this Offering, have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon expiration of the 12-month lock-up agreements, 2,927,449 shares of Common Stock (not including approximately 228,403 shares subject to outstanding vested options) held by existing stockholders will be eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144, and the remaining 1,694,437 shares held by existing stockholders will become eligible for public resale at various times over a period of less than two years, subject in some cases to vesting provisions and volume limitations. In addition, 12 months after the completion of this Offering, 250,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and the Warrants to purchase 250,000 shares of Common Stock issuable upon exercise of the Representative's Warrants will be available for sale. Also, 1,860,680 of the shares outstanding immediately following the completion of this Offering will be entitled to registration rights with respect to such shares upon termination of lock-up agreements. The number of shares sold in the public market could increase if registration rights are exercised and such sales may have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

CONCENTRATION OF OWNERSHIP

    Upon consummation of this Offering, the directors and officers of the Company (and certain members of their families) will beneficially own 4,529,387 shares of the Company's Common Stock or approximately 63.6% of the outstanding shares of Common Stock following the completion of this Offering. Accordingly, the Company's officers and directors will have the ability to elect a majority of the Company's directors and otherwise control the Company. See "Principal Stockholders."

                                       14






IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION

    Purchasers of Securities in this Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock and Warrants purchased by them in this Offering. The immediate dilution to purchasers of the Securities offered hereby is $5.46 per share of Common Stock, assuming an initial public offering price of $7.50 per share. Additional dilution to future net tangible book value per share may occur upon the exercise of the Warrants, the Representative's Warrants and the options that are outstanding or to be issued under the Company's option plans. The current stockholders of the Company, including the Company's officers and directors, acquired their shares of Common Stock for nominal consideration or for consideration substantially less than the public offering price of the shares of Common Stock offered hereby. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Capitalization," "Dilution" and "Certain Transactions."

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER AND BYLAWS
PROVISIONS

    Certain provisions of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company's Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting, eliminate cumulative voting in the election of directors and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

    The Company has never declared or paid dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future. See "Dividend Policy."

ARBITRARY DETERMINATION OF OFFERING PRICE; NO PUBLIC MARKET FOR THE SECURITIES

    The initial public offering price of the Securities and the exercise prices and terms of the Warrants have been determined arbitrarily by negotiations between the Company and the Representative. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant. Therefore, the public offering price of the Securities and the exercise prices and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and therefore may not be indicative of prices that may prevail at any time or from time to time in the public market for the Securities. Prior to this Offering, there has been no public market for the Securities, and there can be no assurance that an active trading market will develop in any of the Securities after the Offering, or, if developed, be sustained. See "Underwriting."

PRICE VOLATILITY

    The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of

                                       15





technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, delays in the Company's testing and development schedules, public concern as to the safety of vaccines or biological products and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market prices of the Securities. The realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices.

POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS

    At the consummation of the Offering, the Company will sell to the Representative for nominal consideration the Representative's Warrants to purchase up to 250,000 shares of Common Stock and/or 250,000 Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this Offering, at an exercise price of $ per Share and $ per Warrant [140% of the respective public offering prices of the Shares and the Warrants]. The Warrants obtained upon exercise of the Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this Offering, at an exercise price of $ per share [140% of the initial public offering price per Share]. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Underwriting."

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

    Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption at $0.10 per Warrant on 30 days' prior written notice to the Warrant holders if the average closing sales price of the Common Stock as reported on the AMEX equals or exceeds $ per share [160% of the initial public offering price per Share of Common Stock] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants upon expiration of the 30 day notice of redemption period. Upon receipt of a notice of redemption, holders would be required to (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the current market price, if any, when they might otherwise wish to hold the Warrants or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."

POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

    The Company has reserved a total of 3,728,114 shares of Common Stock for issuance as follows: (i) 2,500,000 shares for issuance upon exercise of the 2,500,000 Warrants; (ii) 250,000 shares for issuance upon exercise of the Representative's Warrants; (iii) 250,000 shares for issuance upon exercise of the Warrants issuable upon exercise of the Representative's Warrants; (iv) 378,114 shares for issuance upon exercise of non-plan stock options and stock options granted under the Company's 1993 Stock Option Plan; and (v) 350,000 shares that may be granted under the Company's 1997 Stock Plan following the Offering. The existence of the Warrants, the Representative's Warrants and any other options or warrants may adversely affect the Company's ability to consummate future equity financings. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.


                                       16




REPRESENTATIVE'S INFLUENCE ON THE MARKET

    A significant amount of the Securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Representative. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Securities described in this Prospectus. Such market making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in the market.

LEGAL RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS

    The Warrants are not exercisable unless, at the time of the exercise, the Company has in effect a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company has agreed to keep a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants effective for the term of the Warrants, if it fails to do so for any reason, the Warrants may be deprived of value.

    The Shares and Warrants are separately transferable immediately upon issuance. Purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities."

MANAGEMENT'S BROAD DISCRETION IN USE OF PROCEEDS

    Although the Company intends to apply the net proceeds of this Offering in the manner described under "Use of Proceeds," it has broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable. See "Use of Proceeds."

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporations Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. See "Management -- Limitation of Liability and Indemnification."

                                       17






                                 USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 2,500,000 Shares of Common Stock and 2,500,000 Warrants offered hereby (after deducting estimated offering expenses and underwriting discounts payable by the Company in connection with the Offering) are estimated to be approximately $16,380,000 ($19,002,000 if the Underwriters' over-allotment option is exercised in full) based on an assumed initial public offering price of $7.50 per Share of Common Stock and $0.10 per Warrant.

    The Company intends to use most of the net proceeds of this Offering to fund its research and development efforts, including clinical and preclinical studies. In addition, the Company intends to use approximately $1.1 million of the net proceeds to establish and equip a small laboratory facility to support its research and development activities. The remainder of the net proceeds will be used for working capital and general corporate purposes. The amount and timing of expenditures of the net proceeds of this Offering cannot be precisely determined, and will depend on numerous factors, including the status of the Company's product development efforts, the results of clinical trials and the regulatory approval process. The Company may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although the Company has no agreements and is not involved in any negotiations with respect to any such transaction. See "Risk Factors -- Management's Broad Discretion in Use of Proceeds." Pending such uses, the Company plans to invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing securities.

    The Company estimates that its current cash resources and the net proceeds of this Offering will be sufficient to meet its operating and capital requirements for at least 12 months following the closing of this Offering. However, there can be no assurance that the net proceeds of the Offering will satisfy the Company's requirements for any particular period of time. The
Company anticipates that additional funding will be required after the use of the net proceeds of the Offering. No assurance can be given that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Risk Factors -- Need for Substantial Additional Funds."

                                 DIVIDEND POLICY

    The Company has never declared nor paid dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future.














                                       18




                                 CAPITALIZATION

    The following table sets forth, as of December 31, 1996, (i) the actual capitalization of the Company and (ii) the pro forma capitalization of the Company as adjusted to give effect to the conversion of all outstanding shares of Preferred Stock of the Company into Common Stock, to reflect the reincorporation of the Company into the State of Delaware and to reflect the receipt of the estimated net proceeds from the sale of the 2,500,000 Shares of Common Stock and 2,500,000 Warrants offered hereby at an assumed initial public offering price of $7.50 per Share and $0.10 per Warrant. This table should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. See "Description of Securities," "Use of Proceeds" and "Certain Transactions."


                                                                      DECEMBER 31, 1996
                                                                      -----------------
                                                                                PRO FORMA,
                                                                    ACTUAL      AS ADJUSTED
                                                                    ------      -----------
Note payable to principal stockholder                            $ 3,000,000   $   3,000,000
                                                                 -----------   -------------

Stockholders' equity (net capital deficiency):
  Preferred Stock, par value $0.001 per share;
   5,000,000 shares authorized; 2,616,550 shares issued and
   outstanding on an actual basis, none issued and outstanding
   pro forma, as adjusted                                          2,310,400             --
  Common Stock, par value $0.001 per share;
   30,000,000 shares authorized; 3,111,871 shares issued and
   outstanding on an actual basis, 7,121,886 shares issued
   and outstanding pro forma, as adjusted(1)                        619,156           7,122
  Additional paid-in capital                                            --       19,302,434
  Deferred compensation                                             (45,000)        (45,000)
  Deficit accumulated during the development stage               (4,736,726)     (4,736,726)
                                                                 ----------      ----------
  Total stockholders' equity (net capital deficiency)            (1,852,170)     14,527,830
                                                                 ----------      ----------
    Total capitalization                                        $ 1,147,830    $ 17,527,830
                                                                ===========    ============

-----------
(1) Excludes 378,114 shares of Common Stock issuable upon exercise of outstanding non-plan stock options and outstanding stock options granted under the Company's 1993 Incentive Stock Plan as of January 31, 1997 at a weighted average exercise price of $0.90 per share, and 350,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan. See "Management -- Employee Benefit Plans."


                                       19





                                    DILUTION

    The pro forma net tangible book value deficit of the Company as of December 31, 1996 was $(1,852,170), or $(0.40) per share of Common Stock, determined by dividing the pro forma net tangible book value of the Company (pro forma liabilities in excess of tangible assets) by the number of shares of Common Stock outstanding as of December 31, 1996 (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock). After giving effect to the receipt of the net proceeds of the sale of 2,500,000 shares of Common Stock and 2,500,000 Warrants offered hereby at an assumed initial public offering price of $7.50 per Share and $0.10 per Warrant, the adjusted pro forma net tangible book value of the Company at December 31, 1996 would have been $14,527,830, or $2.04 per share. This represents an immediate increase in pro forma net tangible book value of $2.44 per share to existing stockholders and an immediate dilution of $5.46 per share to new investors. The following table illustrates the per share dilution:

 Assumed initial public offering price per share                         $  7.50

   Pro forma net tangible book value deficit per share           $ (.40)
   Increase per share attributable to new stockholders             2.44
                                                                   ----
Pro forma net tangible book value per share after the Offering              2.04
                                                                            ----
Dilution per share to new stockholders                                    $ 5.46
                                                                          ======

    In the event the Over-allotment Option is exercised in full, the pro forma net tangible book value as of December 31, 1996 would be $17,149,830 or $2.29 per share of Common Stock, which would result in immediate dilution in net tangible book value to new investors of approximately $5.21 per share.

    The following table summarizes, on a pro forma basis as of December 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders of Common Stock and by the new investors purchasing shares in this Offering, assuming the sale of the 2,500,000 Shares of Common Stock and 2,500,000 Warrants offered hereby at an assumed initial public offering price of $7.50 per Share and $0.10 per Warrant and before any deduction of underwriting discounts and estimated offering expenses.


                              NUMBER OF
                          SHARES PURCHASED(1)   TOTAL CONSIDERATION    AVERAGE
                          -------------------   -------------------     PRICE
                           NUMBER   PERCENT      AMOUNT     PERCENT   PER SHARE
                           ------   -------      ------     -------   ---------
Existing stockholders    4,621,886    64.9%   $  2,877,556    13.3%   $ .62
New investors            2,500,000    35.1%    18,750,000     86.7%   $7.50(2)
                         ---------    ----     ----------     ----
  Total                  7,121,886   100.0%   $21,627,556    100.0%
                         =========   =====    ===========    =====


---------
(1) Excludes 378,114 shares of Common Stock issuable upon exercise of outstanding non-plan stock options and outstanding stock options granted under the Company's 1993 Incentive Stock Plan as of January 31, 1997 at a weighted average exercise price of $0.90 per share, and 350,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan. See "Management -- Employee Benefit Plans."

(2)  Attributes no value to the Warrants.


                                       20




                          SELECTED FINANCIAL DATA

    The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the period from December 8, 1992 (inception) to December 31, 1996, and the balance sheet data at December 31, 1995 and 1996, are derived from the financial statements of Jenner Technologies, Inc. appearing elsewhere herein, which financial statements have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere in this Prospectus. The statement of operations data set forth for the period from inception (December 8, 1992) to December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994 were derived from audited financial statements of the Company, which are not included in this Prospectus. The results for the year ended December 31, 1996 are not necessarily indicative of the results for any future period.





                                             PERIOD FROM                                          PERIOD FROM
                                              INCEPTION                                            INCEPTION
                                            (DECEMBER 8,                                         (DECEMBER 8,
                                              1992) TO          YEAR ENDED DECEMBER 31,            1992) TO
                                            DECEMBER 31,    ---------------------------------     DECEMBER 31,
                                                1993          1994        1995         1996          1996
                                            -----------    ---------   ---------   -----------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues                                     $      --     $      --   $      --   $        --    $       --
Operating expenses:
   Research and development                     338,626      499,366     698,303     2,206,900      3,743,195
   General and administrative                   137,325      228,114     195,663       339,948        901,050
                                              ---------    ---------   ---------   -----------    -----------
     Total operating expenses                   475,951      727,480     893,966     2,546,848      4,644,245
                                              ---------    ---------   ---------   -----------    -----------
Loss from operations                           (475,951)    (727,480)   (893,966)   (2,546,848)    (4,644,245)
Interest income (expense)                         9,037       22,369      17,100      (140,987)       (92,481)
                                              ---------   ----------   ---------   -----------    -----------
Net loss                                      $(466,914)  $ (705,111)  $(876,866)  $(2,687,835)   $(4,736,726)
                                              =========   ==========   =========   ===========    ===========
Pro forma net loss per share(1)                                                    $     (0.56)
                                                                                   ===========
Shares used to compute pro forma net loss
  per share(1)                                                                       4,785,863
                                                                                   ===========




                                                                                DECEMBER 31,
                                                             --------------------------------------------------
                                                               1993         1994          1995          1996
                                                             --------    ----------    -----------   ----------
Balance Sheet Data:
Working capital                                             $ 440,793   $   537,814   $    254,539   $ 1,317,447
Total assets                                                  505,294       602,362        336,371     1,563,392
Note payable to principal stockholder                              --            --             --     3,000,000
Deficit accumulated during the development stage             (466,914)   (1,172,025)    (2,048,891)   (4,736,726)
Total stockholders' equity (deficit)                          452,700       550,108        273,275    (1,852,170)


----------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute pro forma net loss per share.


                                       21




                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This Prospectus contains forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, product development, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    The Company was incorporated in December 1992 and expects to reincorporate in Delaware prior to consummation of this Offering. The Company is in the development stage and is subject to all business risks associated with a new enterprise, including uncertainties regarding product development, constraints on the Company's financial and personnel resources, and dependence on and need for third party relationships. At December 31, 1996, the Company had an accumulated deficit of approximately $4.7 million. The Company anticipates that it will continue to incur substantial additional operating losses for at least the next several years and expects cumulative losses to increase as the Company's research and development efforts expand. The Company has a limited history of operations consisting primarily of development of its products and sponsorship of research and clinical trials. The Company has not generated any revenue to date, whether from product sales, license fees or research funding, and there can be no assurance as to when or whether it will be able to develop sources of revenue or that its operations will become profitable, even if it is able to commercialize any products.

RESULTS OF OPERATIONS

 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

    Research and Development Expenses. Research and development expenses increased from $499,000 in 1994 to $698,000 in 1995 to $2,207,000 in 1996. The
increase in 1995 over 1994 was primarily associated with production and formulation activities supporting the Company's first limited Phase I/II clinical trial of OncoVax-P. The increase in 1995 was also the result of initial production and formulation of OncoVax-CL. The increase in 1996 expenses over 1995 is attributed to further production of OncoVax-P in support of additional limited Phase I/II clinical trials and support for a limited Phase I/II clinical trial of OncoVax-CL which is scheduled to begin in the first quarter of 1997. Research and development expenses in 1996 also include $830,000 associated with acquiring rights to certain in-process research and development (ACT and JT3002) from Novartis. This technology is currently being utilized in a Phase III clinical trial for patients with osteogenic sarcoma. Management anticipates that research and development expenses will increase significantly over the next several years in support of ongoing and planned clinical trials in each of the Company's principal product development programs.

    General and Administrative Expenses. The Company incurred general and administrative expenses of $228,000, $196,000 and $340,000 in the years ended 1994, 1995 and 1996, respectively. General and administrative expenses were substantially the same in 1994 and 1995, except for a non-recurring settlement of a finder's fee agreement in the amount of $30,000 in 1994. The increase of $144,000 in 1996 compared with 1995 is due primarily to salary increases and increases in legal expenses related to the acquisition of technology and general corporate matters. The Company expects to incur increasing general and administrative expenses in 1997 as a result of adding personnel, increasing office rental costs and other costs related to supporting increases in staffing and operating as a public company.

    Interest Income (Expense). Interest income in 1996 was offset by an increase in interest expense from $3,000 in 1995 to $203,000 in 1996 as a result of the $3 million debt financing with the Company's principal shareholder.

                                       22






LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations to date primarily through the sale of equity securities and borrowings from its principal stockholder. Through
December 31, 1996, the Company has raised approximately $2.4 million from the sale of equity securities and $3.0 million through the stockholder loan. See "Certain Transactions." At December 31, 1996, the Company had cash and cash equivalents of $1.4 million and an outstanding principal balance of $3.0 million under the stockholder loan. Borrowings under the stockholder loan bear simple interest at a rate of 10% per annum. The principal and accrued interest is payable on May 6, 1999. Cash used in operating activities totalled $698,000, $871,000 and $1,900,000 in 1994, 1995 and 1996, respectively. Cash used to acquire capital equipment has not been significant. The Company intends to use approximately $1.1 million of the net proceeds of the Offering to establish and equip a small laboratory facility to support its research and development activities. See "Use of Proceeds."

    The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The Company will require substantial funds of its own, or from third parties, to conduct research and development, preclinical and clinical testing and to manufacture (or have manufactured) and market (or have marketed) its product candidates. The Company estimates that its current cash resources and the net proceeds of the Offering will be sufficient to meet its operating and capital requirements for at least 12 months following the closing of the Offering. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of preclinical and clinical testing, relationships with possible strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA regulatory process and other factors. The net proceeds of this Offering are not expected to be sufficient to fund the Company's operations through the commercialization of one or more products yielding sufficient revenues to support the Company's operations; therefore, the Company is likely to need to raise additional funds. The Company may seek to satisfy its future funding requirements through public or private offerings of securities, with collaborative or other arrangements with major pharmaceutical companies or from other sources. Additional financing may not be available when needed or on terms acceptable to the Company. If adequate financing is not available, the Company may not be able to continue as a going concern, or may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies or product candidates, to forego desired opportunities, or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to the investors in this Offering will result.

INCOME TAXES

    The Company has elected to be taxed as a C corporation since its inception. At December 31, 1996, the Company had federal net operating loss carryforwards of approximately $3.7 million and research and development credit carryforwards of approximately $40,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2008, if not utilized. There is no guarantee that the Company will have future profitable operations which would allow the use of the tax benefits. In addition, utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change of ownership" provisions of the Internal Revenue Code. The annual limitation may result in the expiration of the carryforwards before utilization.

                                       23







                                    BUSINESS

    This Prospectus contains forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, product development, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

THE COMPANY

    Jenner Technologies, Inc. ("Jenner" or the "Company"), a development stage company, is engaged in the development of immunotherapies to treat patients with cancer and certain side effects related to chemotherapy. The Company has four product candidates under development, two of which are in clinical trials. Three of the Company's product candidates are designed to delay or prevent the recurrence of cancer by stimulating the body's own immune system to attack microscopic disease remaining after a patient has undergone traditional therapy. The Company's product candidates consist of macrophage activators (ACT and JT3002) and therapeutic vaccines (OncoVax-P and OncoVax-CL). The Company acquired the technology related to ACT and JT3002 through an exclusive worldwide license with Novartis AG (the company resulting from the merger of Ciba-Geigy Limited and Sandoz, Ltd.) ("Novartis"). In addition, the Company acquired the rights to produce the antigen related to OncoVax-P through a non-exclusive license with Research Corporation Technologies, Inc. and the antigen related to OncoVax-CL through an exclusive worldwide license with Eli Lilly & Company.

    ACT is in a nationwide Phase III clinical trial as a therapy for patients with osteogenic sarcoma (bone cancer). The study calls for a total of 645 patients to be treated under the protocol and, as of December 31, 1996, approximately 540 patients had entered the study. ACT utilizes a small molecule that has the capacity to activate macrophages, which are scavenger cells that are part of the immune system. Once activated, macrophages acquire the ability to seek out and destroy tumor cells. ACT utilizes a proprietary liposomal formulation to deliver its active ingredients (liposomes are spheres of subcellular size composed primarily of fat molecules). JT3002 is in preclinical evaluation as a therapy for mucositis (damage to the gastrointestinal mucosa or lining of the gut), a side effect commonly associated with chemotherapy. The Company intends to file an Investigational New Drug application ("IND") with the United States Food and Drug Administration ("FDA") in late 1997 or early 1998 to commence Phase I clinical trials of JT3002, subject to the results of the preclinical evaluation.

    OncoVax-P is in limited Phase I/II clinical trials in patients with prostate cancer. The Company intends to commence a limited Phase I/II clinical trial for OncoVax-CL in patients with colorectal cancer in the first quarter of 1997. The Company's Phase I/II clinical trials are conducted in a small number of patients (5-6) to gain preliminary information regarding safety of the vaccine and ability to generate an immune response. OncoVax-P and OncoVax-CL each include a genetically engineered version of a tumor associated antigen which represents the "identity tag" of the cancer cell combined with an adjuvant which enhances the body's immune response. The antigen and adjuvant are packaged in liposomes which are taken up by antigen presenting cells. The Company believes this approach will induce a more robust relevant immune response than if the liposomal delivery system is not used. Based on preclinical data, the Company believes that OncoVax-CL has the potential for application in cancer indications other than colorectal cancer, such as lung, pancreatic and ovarian cancer.

    In an effort to leverage the Company's resources and better manage the risks and costs inherent in scientific research and new product development, Jenner has followed a business strategy of (i) in-licensing promising proprietary technologies for which substantial preclinical and/or clinical studies have been undertaken, (ii) focusing on human clinical trials to gain relevant information rather than developing animal models, and (iii) engaging qualified subcontractors to perform research and development functions. Through this business strategy, the Company has expended only approximately $4.0 million in cash through December 31, 1996 to develop its current product candidates and believes it has extended its research efforts to a larger number of applications than would otherwise be the case given its limited resources.

                                       24






    The Company believes that its business strategy and management capabilities may enable it to shorten the time frame for commercializing its products. The Company intends to pursue its business strategy further by seeking to establish strategic alliances with pharmaceutical companies and other corporate partners in connection with development, marketing and distribution of the Company's product candidates.

 CANCER INCIDENCE AND TREATMENT

    Cancer is the second leading cause of death in the United States. Based on cancer incidence data collected by the National Cancer Institute's Surveillance, Epidemiology and End Results (SEER) program and U.S. population data collected by the Bureau of the Census, it is estimated that approximately 1.38 million new cancer cases and 560,000 deaths will occur in the United States in 1997.

    The current treatment regimens for cancer consist primarily of surgery to remove malignant tumors, radiation therapy to treat tumors or post-surgical residual tumor cells in a localized area in the body, and chemotherapy to treat cancer that has spread systemically. Depending upon the type and severity of the cancerous tumor, these therapies can be used individually or in combination with each other.

    Surgery is the most effective treatment for cancer and the one with the greatest potential cure of solid tumors. However, despite significant improvements in early diagnosis and in surgical techniques, many surgically treated patients experience recurrence of cancer. The chances for recurrence depend on the type of cancer, how early it is detected, and if metastases (distant spread of the tumor) occurred prior to surgical removal of the primary tumor. Most deaths from cancer are due to metastases that are resistant to conventional therapies.

    Radiation therapy involves subjecting tumor cells to radiation which causes the cells to die or multiply more slowly. Because certain tumor cells are rapidly dividing, they are often more sensitive to radiation than normal cells, allowing radiation therapy to kill these cells with a resultant improvement in the patient's condition. However, because of the overall damaging nature of radiation, it is generally limited in use to small specific sites that are not near sensitive organs or structures. In addition, the toxicity of the radiation to normal cells limits the amount of radiation that can be administered, which in turn limits the effectiveness of radiation therapy in killing cancer cells.

    Chemotherapy involves the use of drugs that slow down or kill rapidly dividing cells. Although many cancer cells fall into this category, there are also normal cells in the body which divide rapidly. These include cells of the gastrointestinal mucosa and bone marrow. Since chemotherapy affects all of these cell populations, it produces significant side effects, including mucositis, a serious condition that can cause gastrointestinal ulcerations and diarrhea. Thus, administration of chemotherapy carries with it the hazard of significant complications, and, for solid tumors, it generally does not achieve cure of the disease. For prostate cancer, chemotherapy has minimal efficacy, but hormonal therapy may delay tumor progression for a period of time.

    Current treatments for metastatic cancers are not very effective. The Company believes that recent technological advances and increased understanding of the immune system make possible cancer therapies that will activate or stimulate the immune system offering the potential for new, effective treatment.

JENNER'S PRODUCT CANDIDATES AND CLINICAL TRIALS

    The Company has two primary areas of product focus: macrophage activators and therapeutic vaccines. Three of the Company's product candidates are designed to delay or prevent the recurrence of cancer by stimulating the body's own immune system to attack microscopic disease remaining after a patient has undergone traditional therapy. The Company's other product candidate is designed to ameliorate certain side effects of chemotherapy. There have been many scientific advances in recent years that have enabled the Company to pursue development of its macrophage activators and therapeutic vaccines. Hybridoma technology has permitted the development of monoclonal antibodies that can be used to identify and characterize tumor associated antigens important for vaccine development and to study their tissue distribution. In addition, advances in genetic engineering have

                                       25





enabled cost-effective production of specific antigens once they have been identified. Finally, advances in biology have provided a better understanding of the immune response and methods to manipulate it for the clinical benefit of the patient.

    The  table  below  sets  forth  the  Company's   principal   products  under
development, the primary indications for these products and the clinical status for each product.


    PRODUCT CANDIDATE               INDICATION               CLINICAL STATUS
    -----------------               ----------               ---------------
     ACT                        Osteogenic Sarcoma              Phase III

     OncoVax-P                   Prostate Cancer           Limited Phase I/II*

     OncoVax-CL                 Colorectal Cancer          Limited Phase I/II*
                                                           Patient Enrollment

     JT3002                         Mucositis            Preclinical Evaluation


----------
* Jenner's limited Phase I/II clinical trials are conducted in a small number of patients (5-6) to gain preliminary information regarding safety of the vaccine and ability to generate an immune response.


ACT

    ACT is currently in a pivotal Phase III randomized trial as therapy for patients with osteogenic sarcoma. The pivotal Phase III clinical trial is sponsored by the National Cancer Institute of the U.S. National Institutes of Health and is being conducted nationwide by the Children's Cancer Study Group and the Pediatric Oncology Group. These groups include the majority of U.S. centers treating patients with osteogenic sarcoma. The Overall Chair of the study is Paul Meyers, M.D. of Memorial Sloan-Kettering Cancer Center. The Phase III study has been designed to evaluate the efficacy of ACT when administered for nine months with chemotherapy following surgical excision of primary osteogenic sarcoma. End points of the study are disease-free survival and survival. The study calls for a total of 645 patients to be treated under the protocol and, as of December 31, 1996, approximately 540 patients had entered the study. It is estimated that there will be approximately 2,500 new cases of osteogenic sarcoma in the United States in 1997. The Company acquired the technology related to ACT through an exclusive worldwide license with Novartis.

    The Phase III pivotal trial design is based on the results obtained in a Phase II trial conducted at University of Texas, M.D. Anderson Cancer Center, in children and adults with pulmonary metastasis of osteogenic sarcoma. Patients who entered the Phase II trial had histologically proven osteogenic sarcoma with pulmonary metastases that had developed during adjuvant chemotherapy or that were present at diagnosis, persisted despite chemotherapy and recurred following surgical excision. Patients were rendered clinically disease-free by surgery. ACT was administered postoperatively to two separate groups of patients for three months or six months, respectively. For comparison, medical records of patients previously treated at the same institution were reviewed and 21 patients identified whose disease status was similar but who were treated with chemotherapy rather than ACT. The median time to relapse was 4.5 months in the 21 patients treated with chemotherapy, 6.8 months in the 12 patients who received three months of ACT therapy, and 9.0 months in the 16 patients who received six months of ACT therapy. The increase in median time to relapse from
4.5 months to 9 months represents a statistically significant increase. These data suggested that ACT is an active agent in osteogenic sarcoma, that six months of ACT is superior to three months, and that a more prolonged administration of the drug (nine to 12 months) could benefit more patients and could result in even longer disease-free intervals.

    ACT is a liposomal formulation of MTP-PE, which is a conjugate of muramyl-tripeptide (MTP) and dipalmitoylphosphotidylethanolamine (PE). MTP is a synthetic derivative of muramyl dipeptide, a naturally occurring component of bacterial cell walls that has the capacity to activate macrophages.

                                       26




Once activated, macrophages acquire the ability to distinguish tumor cells from normal cells and will kill only the tumor cells. Both the liposomal formulation and the basic molecule of MTP-PE are proprietary to the Company.

    Based on the results of the Phase II trial and earlier preclinical and clinical trials, the Company believes that ACT may be effective as an immunotherapeutic for other types of cancer as well. The data suggests that ACT is most effective when administered at a time when the tumor burden is minimal but the patient is at high risk of recurrence because of tiny metastases left behind following standard treatment. The Company is in the process of designing new Phase II clinical trials and defining patient populations to study the efficacy of ACT in the adjuvant setting for cancers other than osteogenic sarcoma. Substantial additional research and development will be necessary in this regard, and there can be no assurance that ACT will be shown in clinical trials to be effective for the treatment of osteogenic sarcoma or any other cancer indication. See "Risk Factors -- No Assurance of Product Development or Commercialization; Uncertainties Related to Clinical Trials."

CANCER VACCINES

    The Company is developing OncoVax-P to treat prostate cancer. Prostate cancer is the most common malignancy among men in the United States, accounting for an estimated 43% of all cancer malignancies in men. It is estimated that there will be 334,500 new cases of prostate cancer in the United States in 1997 and over 40,000 deaths. OncoVax-P includes a prostate specific antigen (PSA) licensed from Research Technologies Corporation combined with an adjuvant formulated into liposomes. In the third quarter of 1995, the Company initiated a limited Phase I/II clinical trial for OncoVax-P in which six patients with advanced metastatic prostate cancer who had all failed standard therapy (including hormonal therapy) were treated with OncoVax-P. Moreover, although all patients had advanced disease, two of the patients mounted an immune response to the PSA antigen in the vaccine.

    Based on the foregoing results, the Company has initiated three additional limited Phase I/II clinical trials using OncoVax-P, each of which involves five or six evaluable patients. These new trials are designed to determine an effective regimen for inducing a strong immune response and will study the effect of (i) administering OncoVax-P intravenously rather than intramuscularly,
(ii) administering OncoVax-P in combination with granulocyte macrophage-colony stimulating factor (GM-CSF), a cytokine that has been shown to enhance white blood cell count and immune response, and (iii) pretreating patients with cyclophosphamide, a chemotherapy drug, and then treating them with a combination of OncoVax-P and bacillus Calmette-Guerin (BCG), a bacterium-based adjuvant. In a fourth limited Phase I/II trial planned to commence later in 1997, OncoVax-P will be evaluated in a proprietary emulsion formulation. The clinical trials are sponsored by the Company and are conducted by David Harris, M.D. at Lankenau Hospital near Philadelphia, Pennsylvania.

    The Company is developing OncoVax-CL to treat colorectal cancer. Colorectal cancer is currently the third most commonly occurring cancer in the United States. It is estimated that there will be 131,000 new cases of colorectal cancer in the United States in 1997 and 55,000 deaths. Approximately 50% of all persons diagnosed with colorectal cancer die within five years of diagnosis. OncoVax-CL consists of a liposomal formulation of an antigen (KSA) licensed from Eli Lilly & Company and an adjuvant. The Company has submitted an IND to the FDA for OncoVax-CL and expects to commence a limited Phase I/II clinical trial involving six evaluable patients in the first quarter of 1997. The Company sponsored clinical trial will be conducted by Albert F. LoBuglio, M.D. at the University of Alabama. Based on preclinical data, the Company believes that OncoVax-CL may have the potential for application in cancer indications other than colorectal cancer, such as lung, pancreatic and ovarian cancer.

    Each of the Company's cancer vaccines includes a genetically engineered version of a tumor associated antigen combined with an adjuvant. An antigen is a substance which induces an immune response within the body. An adjuvant is a substance that is administered with an antigen to enhance the immune response to the antigen. The antigen and adjuvant are packaged in liposomes. The liposomal formulation targets the antigen-presenting cells of the immune system. The immune response includes direct killing of the tumor cells by the T-cells, production of antibodies which activate the patient's

                                       27





defense mechanisms to kill the tumor cells, and the generation of cytokines which kill tumor cells directly and indirectly through activating the patient's defenses. Research and development and clinical testing of the Company's vaccines are at an early stage and there can be no assurance that such vaccines will be shown in clinical trials to be safe or effective in treating any cancer indication. See "Risk Factors -- No Assurance of Product Development or Commercialization; Uncertainties Related to Clinical Trials."

JT3002

    JT3002 is in preclinical evaluation for the therapy of mucositis, a common side effect of chemotherapy. Mucositis may cause severe, disabling and potentially life threatening side effects in patients and may lead to the need for extended hospitalization. For some chemotherapy regimens, mucositis is the major dose limiting side effect. There is currently no effective treatment for mucositis. Preclinical studies are being conducted by Isaiah J. Fidler, D.V.M., Ph.D., a director of the Company and a member of its Scientific Advisory Board, at the University of Texas, M.D. Anderson Cancer Center. See "Certain Transactions." The Company intends to file an IND with the FDA in late 1997 or early 1998 to commence Phase I clinical trials of JT3002, subject to the results of the preclinical evaluation. The Company acquired the technology related to JT3002 through an exclusive worldwide license with Novartis. Research and development of JT3002 is at a very early stage and there can be no assurance that JT3002 will be shown in preclinical studies or in clinical trials, if undertaken, to be safe or effective in treating mucositis. See "Risk Factors -- No Assurance of Product Development or Commercialization; Uncertainties Related to Clinical Trials."

BUSINESS STRATEGY

    Scientific research and the development of therapeutic products is an uncertain endeavor in which many projects fail, even though they may appear promising at an earlier stage. Moreover, the infrastructure, including facilities, equipment and qualified personnel, needed for research and development in biotechnology is very costly. As a result, in an effort to leverage the Company's resources and better manage the risks and costs inherent in scientific research and new product development, Jenner has followed a business strategy of (i) in-licensing promising proprietary technologies for which substantial preclinical and/or clinical studies have been undertaken, (ii) focusing on human clinical trials to gain relevant information as opposed to developing animal models, and (iii) engaging qualified subcontractors to perform research and development functions. Where possible, it has been the Company's policy to second and sometimes third source those subcontracted services that are vital to the Company's product development. Through its business strategy, the Company has expended only approximately $4.0 million in cash through December 31, 1996 to develop its current product candidates and believes it has extended its research efforts to a larger number of applications than would otherwise be the case given its limited resources.

    The Company's  management has  considerable  experience in  identifying  and licensing promising technologies, retaining and managing the efforts of subcontractors, and designing, supervising and monitoring clinical trials. The Company's Chief Executive Officer has extensive experience in business management and has scientific knowledge complementary to the Company's business. The Company's President and Chief Scientific Officer has worked in the area of cancer therapy for over 25 years, and combines comprehensive scientific knowledge with business experience. The Company recently hired a Vice President of Clinical Trials and Product Development, and believes that his experience in the areas of clinical trials and product development will be key to commercialization of the Company's product candidates. The Company believes that the overlapping skills of its management has enabled them to communicate effectively and manage the Company efficiently. The Company intends to continue to recruit highly qualified personnel with a broad base of scientific and business skills to complement existing management.

    The Company believes that its business strategy and management capabilities may enable it to shorten the time frame for commercializing its products. As the Company's product candidates advance through the regulatory process, the Company generally intends to establish strategic alliances with pharmaceutical companies and other corporate partners with large distribution systems to market and sell the Company's products worldwide. In some cases, however, where the customers for a product are easily identified and concentrated, the Company intends to market and distribute the product through a direct sales force.

                                       28






    Although the Company believes that it has benefitted from its business strategy, the strategy creates risks to the Company by placing critical aspects of the Company's business in the hands of third parties whom the Company may not be able to control as effectively as its own operations. Additionally, in reliance on these relationships, the Company has not developed its own resources to the extent these activities have been contracted to third parties. If these third parties do not perform in a timely and satisfactory manner, the Company may incur additional costs and lose time in the conduct of its development and clinical programs as it seeks alternate sources of such products and services, if available. The effect of such costs and delays may have a material adverse effect on the Company.

    The Company may seek additional third party relationships in certain areas, particularly in situations in which the Company believes that the clinical testing, marketing, manufacturing and other resources of a pharmaceutical company collaborator will enable the Company to develop particular products or geographic markets which are otherwise beyond the Company's resources and/or capabilities. There is no assurance that the Company will be able to obtain any such collaboration, or any other research and development, manufacturing, or clinical trial agreement. The inability of the Company to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on the Company.

LICENSES

    Novartis Corporation. The Company is a party to a license agreement with Novartis which was entered into in April 1996. Under the license agreement, Novartis granted to Jenner an exclusive worldwide license under its rights in certain U.S. and foreign patent applications and patents and proprietary know-how to manufacture and commercialize products incorporating liposomal
MTP-PE (ACT) and CGP 40774 (JT3002) and their analogues in all human and veterinary therapeutic and prophylactic uses, excluding use as a vaccine adjuvant and, with respect to JT3002, excluding use for the treatment of asthma and other allergic diseases which materially affect lung function. Jenner may grant and authorize sub-licenses under its license. In consideration for the license, the Company has paid to Novartis an up-front license fee and is obligated to pay running royalties based on a percentage of the net sales of licensed products sold by the Company or its sublicensees, annual maintenance fees and one-time milestone payments for the first products incorporating ACT and JT3002, respectively, upon the completion of a Phase III clinical trial, the filing of a PLA, and FDA approval of such PLA. The obligation to pay running royalties begins upon the first commercial sale of a particular licensed product and terminates 15 years later. Jenner has an obligation to use reasonable efforts to diligently develop and commercialize the patent rights licensed under the agreement and to obtain such approvals as may be necessary for the sale of the licensed products in the United States and such other worldwide markets as the Company elects to commercialize the licensed products. If the Company, either itself or through a sublicensee or a distributor, elects not to commercialize a licensed product in any particular country, then the Company is obligated to negotiate a sublicense with Novartis in such country on reasonable terms customary in the industry. If the Company elects to commercialize any licensed product for veterinary uses through a sublicensee, Novartis shall have a right of first refusal to acquire an exclusive, worldwide sublicense to market such licensed product for veterinary purposes on agreed terms reasonable and customary in the industry. The license agreement continues in effect on a country-by-country and licensed product-by-licensed product basis until there are no remaining royalty payment obligations in a country, at which time the license shall expire in its entirety in such country. Upon such expiration, the Company shall have a non-exclusive, irrevocable, fully paid-up right and license to use and exploit the proprietary know-how. Either party may terminate the license agreement in the event of a material breach by the other party.

    Eli Lilly & Company. The Company entered into a license agreement with Eli Lilly & Company ("Eli Lilly") in June 1994. Under the license agreement, Eli Lilly has granted to Jenner an exclusive worldwide license under a U.S. patent (and all additional patents issuing therefrom and corresponding foreign patents issued in connection therewith) to manufacture and commercialize products that contain the KSA antigen (the antigen associated with OncoVax-CL). Jenner may grant and authorize sub-licenses under its license. Except as expressly provided in the agreement, Eli Lilly is not obligated

                                       29





under the license grant to provide the Company any know-how related to the patent rights. In consideration for the license grant, Jenner has paid to Eli Lilly an up-front license fee and is obligated to pay certain patent issuance fees and to make certain milestone payments upon the first anniversary of the initiation of Phase III clinical trials of the first product incorporating the KSA antigen (regardless of the outcome of the trial) and upon FDA approval to market the first such product. In addition, the Company is obligated to pay running royalties to Eli Lilly based on the net sales of licensed products sold by the Company or any sublicensee. Royalties are due and payable on a country-by-country basis until the expiration of the patent covering the KSA antigen in such country. Jenner has an obligation to use reasonable efforts to develop, gain regulatory approval and market at least one product using the KSA antigen. The license agreement continues in effect until the expiration of the last licensed patent. Either party may terminate the license agreement in the event of a material breach by the other party.

    Research Corporation Technologies, Inc. In June 1994, the Company entered into a license agreement with Research Corporation Technologies, Inc. ("RCT"), an independent technology management company. Under the license agreement, RCT granted to Jenner a non-exclusive license under its rights in certain U.S. and Canadian patents to manufacture and commercialize products that contain the PSA antigen (the antigen associated with OncoVax-P) as a prophylactic vaccine for prostate cancer and/or a therapeutic vaccine for prostate cancer in the United States and Canada. Jenner may grant to up to three third party sublicenses under its license. The Company has the option to extend the license to include the territory of Japan if certain pending patent applications filed by RCT are issued in Japan. In consideration for the license grant, the Company has paid to RCT an up-front license fee and is obligated to pay running royalties based on the net sales of licensed products sold by the Company or any sublicensee. The royalty obligation begins with the first commercial sale of a licensed product and terminates upon termination of the license agreement. Jenner has an obligation to exercise diligence consistent with its reasonable business judgment in developing, testing, manufacturing and marketing products incorporating the PSA antigen. The license agreement continues in effect until the expiration of the last licensed patent. RCT may terminate the license agreement in the event of a material breach by Jenner.

    Walter  Reed  Army  Institute  of  Research.  The  Company  entered  into  a
Cooperative Research and Development Agreement ("CRADA") with the Walter Reed Army Institute of Research ("WRAIR") in October 1993. Under the CRADA, the Company is sponsoring research to develop and optimize liposomal and emulsion formulations of the Company's cancer vaccines. Under a separate non-exclusive worldwide license agreement with WRAIR entered into in March 1996, the Company also licensed a certain patent application related to a special process for making the liposomes necessary for the formulation of the Company's vaccines. The CRADA provides that inventions developed solely by one party are owned by that party and inventions developed jointly are owned by both parties; provided however that Jenner is obligated to provide the U.S. government a non-exclusive, fully paid-up, worldwide license under any patents covering any invention developed under the CRADA; and provided further that Jenner has an option to acquire an exclusive license under any patent covering any invention developed under the CRADA in which WRAIR (on behalf of the U.S. government) has an interest (subject to the reservation of a nonexclusive, irrevocable, paid-up license to practice and have practiced the subject inventions on behalf of the U.S. government). If Jenner elects to exercise such option, then it would be obligated to make certain milestone payments and royalty payments based on net sales of products covered by the licensed patents. The CRADA continues in effect until December 15, 1997, although either party may terminate the agreement earlier upon 30 days prior written notice. The license agreement requires that the Company make certain milestone payments upon the conclusion of Phase I, Phase II and Phase III clinical trials of products manufactured using the licensed liposome formulation process and certain royalty payments to WRAIR based on the net sales of such products. The term of the license agreement extends to the expiration of the last to expire of the patents covering the technology.

MARKETING AND DISTRIBUTION

    The Company currently has no marketing and sales resources or personnel. As the Company's product candidates advance through the regulatory process, the Company generally intends to establish strategic alliances with pharmaceutical companies and other corporate partners with large distribution systems to market and sell the Company's products worldwide. In some cases, the Company may grant

                                       30






marketing and distribution rights in exchange for payment by the strategic partner of the costs and expenses related to the Phase III clinical trial relating to the particular product. With respect to ACT, the Company intends to establish a direct sales force to market such product for the treatment of osteogenic sarcoma in the United States. The Company believes that a direct sales force may be effective for this indication because most of the physicians specializing in this area are located at a small number of well-known clinical institutions, most of which are participating in the Phase III clinical trials for ACT.

MANUFACTURING AND SUPPLY

    The Company does not have and does not intend to acquire or establish its own dedicated manufacturing facilities in the foreseeable future. The Company's manufacturing strategy is to develop relationships with established pharmaceutical manufacturers for production of all of its product candidates and liposomal formulations. At the present time, the Company has arrangements in place for manufacturing and supply of ACT, OncoVax-P and OncoVax-CL to support its current clinical trials. However, the Company anticipates that current manufacturers of these products will not necessarily manufacture these products in subsequent clinical trials, and will not manufacture the products for commercial use should the clinical trials be successful and regulatory approval be obtained. As a result, the Company will need to obtain alternate manufacturing sources for its products. Applicable regulations require that, if the manufacturing source of products such as the Company's vaccines or macrophage activators is changed, equivalency must be demonstrated before patients are treated with product from the new manufacturer. The demonstration of such equivalency may require that additional clinical trials be conducted. There is no assurance that the Company will be able to demonstrate equivalency and the effort to do so may require significant expenditures of money and time which could have a material adverse effect on the Company.

    The Company is currently, and will continue to be, dependent on third parties for manufacturing clinical and commercial scale quantities of its products. At the present time, the Company believes that there are a number of facilities with FDA approval that have the capability of synthesizing and manufacturing the Company's product candidates and liposomal formulations. However, the process for manufacturing and formulating the Company's product candidates is complex and subject to uncertainties. There can be no assurance that the Company will be able to maintain existing agreements for the manufacturing of clinical quantities of products, that it will be able to enter into additional agreements with other third parties for commercial scale manufacturing, or that contract manufacturers will be able to adequately produce the Company's products in commercial quantities in a cost-effective manner. Interruptions or difficulties in clinical or commercial production of the Company's products may require the Company to incur substantial costs to address the situation, which could have a material adverse effect on the Company.

PATENTS AND PROPRIETARY RIGHTS

    The Company believes that patent and trade secret protection is important to its business and that its future success will depend in part on its ability to maintain its technology licenses, protect trade secrets, obtain patents and operate without infringing the proprietary rights of others, both in the United States and in other countries. With respect to ACT and JT3002, there are seven United States patents and 101 foreign patents which have issued, and 28 foreign patents pending, all of which are under an exclusive, worldwide, royalty-bearing license from Novartis. With respect to OncoVax-P, there is United States patent and one Canadian patent, both of which are under a non-exclusive, royalty-bearing license from RCT, and one United States patent pending with counterpart filings pending in Australia, Canada, Europe and Japan owned by the Company. With respect to OncoVax-CL, there is one United States patent with counterpart foreign filings, all of which are under an exclusive, royalty-bearing license from Eli Lilly, and one United States patent pending with counterpart filings pending in Australia, Canada, Europe and Japan owned by the Company. In addition, there are two additional United States patent applications with counterpart foreign filings applicable to both OncoVax-P and OncoVax-CL, one of which is under a non-exclusive, royalty-bearing license from WRAIR, and one of which is co-owned by the Company and WRAIR (on behalf of the U.S. Government).

    The pharmaceutical and biotechnology fields are characterized by a large number of patent filings, and a substantial number of patents have already been issued to other companies. Third parties may have filed applications for or have been issued patents and may obtain additional patents and proprietary


                                       31




rights related to products or processes competitive with or similar to those of the Company. The Company may not be aware of all of the patents potentially adverse to the Company's interests that may have been issued to others. No assurance can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to one or more of such patents or to develop or obtain alternate technology. There can be no assurance that the licenses that might be required for the Company's processes or products would be available on commercially acceptable terms, or at all.

    Because of the substantial length of time and expense associated with bringing new products to the marketplace through the development and regulatory approval process, the biotechnology industry places considerable importance on patent and trade secret protection for new technologies, products and processes. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it (or any licensor) was the first to make the inventions covered by pending patent applications or that it (or any licensor) was the first to file patent applications for such inventions. The patent positions of vaccine and biotechnology companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in vaccine and biotechnology patents or their enforceability, cannot be predicted. There can be no assurance that any patents under pending patent applications or any further patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents that have issued or may be issued will be held valid if subsequently challenged or that others, including competitors or current or former employers of the Company's employees, advisors and consultants, will not claim rights in or ownership to the patents and other proprietary rights held by the Company. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to the Company's proprietary information or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by the Company. The Company's breach of any existing license agreement or the failure to obtain a license to technology required to commercialize its products candidates may have a material adverse effect on the Company.

    The biotechnology industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, the Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company. Even if the Company prevails in an interference proceeding or a lawsuit, substantial resources of the Company, including the time and attention of its officers, will be required.

    The Company also relies on trade secrets, know-how and technological advancement to maintain its competitive position. Although the Company uses confidentiality agreements and employee proprietary information and invention assignment agreements to protect its trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

     The Company is aware of a company that has filed an intent to use application in the United States Patent and Trademark Office for the mark "Onco Vax" relating to therapeutic vaccines for oncological purposes. The Company believes that it has superior rights to use "OncoVax" based upon its public use of the mark in technical journals prior to the effective filing date of the intent to use application. However, there can be no assurance in this regard, and the Company may be required to discontinue using "OncoVax" as a name for its products.

                                       32





GOVERNMENT REGULATION

    General. Testing, manufacturing, labeling, advertising, promotion, export and marketing, among other things, of the Company's products are subject to extensive regulation by governmental authorities in the United States and other countries. In the United States, pharmaceutical products are regulated by the FDA under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, the Company believes that its immunotherapeutics that it may develop will be regulated by the FDA as biologics.

    The steps required before a drug or biologic may be approved for marketing in the United States generally includes (i) preclinical laboratory and animal testing, (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product, (iv) in the case of a biologic, the submission to the FDA of a biologic license application ("BLA"), or in the alternative a Product License Application ("PLA") for the product and an Establishment License Application ("ELA") for the facility at which the product is manufactured, or in the case of a drug, a New Drug Application ("NDA"), (v) FDA review of the BLA (or PLA/ELA) or NDA, and (vi) satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with cGMPs. The testing and approval process requires substantial time, effort and financial resources, and there can be no assurance that any approval will be granted on a timely basis, if at all.

    Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. The IND automatically will become effective 30 days after receipt by the FDA, unless the FDA, before that time, raises concerns or questions about the trials as outlined in the IND and places a clinical hold on the trials. In such case, an IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

    Clinical trials involve the administration of the investigational product to healthy volunteers or patients under the supervision of a qualified principal investigator. In the case of Jenner's products, it is anticipated that trials will be conducted in patients with cancer, not healthy subjects. Each clinical trial must be reviewed and approved by an independent Institutional Review Board ("IRB") at each institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and possible liability of the institution.

    Clinical trials typically are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the drug is usually tested for safety (adverse effects), dosage tolerance, absorption, metabolism, distribution, excretion and pharmacodynamics. While safety testing in the Phase I trial applies to all of Jenner's products, the Company believes that the other items may not be applicable in the case of its vaccine candidates. Phase II clinical trials usually involve studies in a limited patient population to (i) evaluate the efficacy of the drug for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. Phase III clinical trials further evaluate clinical efficacy and test further for safety within an expanded patient population. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's product candidates. Furthermore, the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    Phase IV clinical trials are conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication and to document safety and clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase IV clinical trial requirement. These clinical trials are often referred to as "Phase III/IV post-approval clinical trials." Failure to promptly conduct Phase IV clinical trials, if required, could result in withdrawal of products approved under accelerated approval regulations.

                                       33





    The results of the preclinical studies and clinical trials, together with detailed information on the manufacture and composition of the product, are submitted to the FDA in the form of a BLA or PLA/ELA, or in the case of a drug, NDA, requesting approval to market the product. Before approving a BLA or PLA/ELA or NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility is in compliance with cGMPs. The FDA may delay regulatory approval if applicable regulatory criteria are not satisfied, require additional testing or information, and/or require post marketing testing and surveillance to monitor safety or efficacy of a product. There can be no assurance that any regulatory submission submitted by the Company will be accepted on a timely basis, if at all. Also, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which such product may be marketed.

    In 1988, the FDA issued "fast-track" regulations intended to accelerate the approval process for the development, evaluation and marketing of new therapeutic and diagnostic products used to treat life-threatening and severely debilitating illnesses, especially for those for which no satisfactory alternative therapy exist. "Fast-track" designation provides the opportunity to interact early with the FDA in terms of protocol design, and permits, although it does not require the FDA to grant approval after completion of Phase II clinical trials (although the FDA may require subsequent Phase III clinical trials or even post-approval Phase IV safety and/or efficacy studies). The Company believes that a number of its product candidates may fall within these regulations, but there can be no assurance that any of the Company's products will receive this or other similar regulatory treatment, or will be approved under accelerated approval regulations.

    Orphan Drug Designation. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan Drug Designation must be requested before submitting a BLA or PLA/ELA, or in the case of a drug, NDA. After the FDA grants Orphan Drug Designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan Drug Designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has Orphan Drug Designation subsequently receives FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, i.e. the FDA may not approve any other applications to market the same drug for the same indication except in very limited circumstances, for seven years. There can be no assurance that competitors will not receive approval of other, different drugs or biologics for the same indications sought by the Company. Thus, although obtaining FDA approval to market a product with Orphan Drug exclusivity can be advantageous, there can be no assurance that it would provide the Company with a material commercial benefit.

    Foreign Regulations. Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in foreign countries may be necessary prior to commencement of marketing the product in such countries. In certain instances, the Company may seek approval to market and sell certain of its products outside of the United States before submitting applications for U.S. approval to the FDA. The regulatory procedures for approval of new pharmaceutical products vary significantly among foreign countries. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized European Community ("EU") approval mechanism in place, each EU country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed, and approval in any single country may not be a meaningful indication that the product will thereafter be approved in another country.

COMPETITION

    There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, that are engaged in the discovery, development, marketing and sale of products for the treatment of cancer. These include new pharmaceutical products and new biologically derived products, including vaccines and macrophage activators. The Company expects to encounter significant competition for its product candidates from


                                       34




traditional and new treatment methods. The Company is aware of a number of companies that have products based on immunoactivation principles or intended to treat the indications targeted by the Company,including Avigen, Inc., Akzo Pharma Group, Aphton Corp., Biomira, Inc., Cell Genesys, Inc., Cel-Sci Corporation, Centocor, Inc., Corixa Corporation, Cytel Corp., EndoRex Corp., Epigen, Inc., IDEC Pharmaceutical Corp., ImClone Systems, Inc., Janssen Pharmaceuticals (a division of Johnson & Johnson), Medarex, Inc., Oncogene Science, Inc., RIBI ImmunoChem Research, Inc., Schering-Plough Corp., Therion Biologics Corporation, Chiron Viagene, Inc. and Vical, Inc. Janssen Pharmaceuticals and Schering-Plough Corp. recently received FDA clearance to market products in the United States for surgical adjuvant treatment of colorectal carcinoma and melanoma, respectively, and Centocor, Inc. recently received approval to market a product in Germany for the adjuvant therapy of colorectal cancer.

    The Company believes that its competitive success will be based on its ability to license and maintain scientifically advanced technology, establish and maintain key research, manufacturing and distribution relationships, obtain required regulatory approvals, attract and retain scientific personnel, obtain patent or other protection for its products, and manufacture and successfully market its products either independently or through collaborative partners. Most of the Company's competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than the Company. Furthermore, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new biotechnology products and obtaining FDA and other regulatory approvals. If the Company is permitted to commence commercial sales of any product, it will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. The Company's competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that may be developed by the Company, and such competitors may also prove to be more successful than the Company in manufacturing, marketing and sales. If the Company is able to successfully commercialize a product, subsequent competitive developments could render such product noncompetitive or obsolete.

PRODUCT LIABILITY AND INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the manufacturing, clinical testing, marketing and use of human therapeutic products. The Company currently carries clinical trial liability insurance in the amount of $1 million per occurrence and $1 million in the aggregate, although this insurance does not currently cover the on-going Phase III clinical trial for ACT. There can be no assurance that the coverage limits of the Company's insurance policy will be adequate, and a successful claim in excess of the coverage limits could have a material adverse effect on the Company. The Company plans to obtain product liability insurance covering the commercial sale of its products prior to their commercial introduction, however, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage now carried or subsequently obtained by the Company could have a material adverse effect on the Company.

SCIENTIFIC ADVISORY BOARD

    The Company has assembled a Scientific Advisory Board which meets for a full day once a quarter to discuss areas of scientific and medical interest to the Company. The Company uses the ideas and information from these meetings to help determine the direction of the Company's scientific endeavors. The Company has entered into agreements with each member of the Scientific Advisory Board providing that all inventions made by such member when working for the Company belong to the Company. The Company has granted options to purchase Common Stock to most members of the Scientific Advisory Board as compensation for their efforts, and intends to continue to do so in the future. The Company provides a cash stipend of $1,000 per month to certain members of the Scientific Advisory Board. The members of the Scientific Advisory Board and their principal positions and experience are set forth below:

    Michael Mastrangelo, M.D. Dr. Mastrangelo is Chairman of Jenner's Scientific Advisory Board and a Professor of Medicine and Associate Clinical Director of the Cancer Center at Jefferson Medical College. Dr. Mastrangelo has been working in cancer immunotherapy and vaccine development for over 25 years, is founding Editor of Seminars in Oncology, and past President of the Society of Biological Therapy.


                                       35






    Stuart A. Aaronson, M.D. Dr. Aaronson is the Director of the Ruttenberg Cancer Center, Mount Sinai Medical Center, New York. He was formerly Chief of the Laboratory of Cellular and Molecular Biology at the National Cancer Institute and, before that, head of the Molecular Biology Section of the Viral Carcinogenesis Branch of the National Cancer Institute. He serves on the Editorial Boards of several journals, including the International Journal of Oncology and Onocology Research.

    Byron William Brown, Ph.D. Dr. Brown is the former Chairman of the Department of Health, Research and Policy and a Professor and Head, Division of Biostatistics, at Stanford University. Dr. Brown is a member of the International Institute of Statistics and the Institute of Medicine, National Academy of Sciences. He served on the Editorial Board of Statistics in Medicine and was head of the Statistical Office for the Northern California Oncology Group.

    Isaiah J. Fidler D.V.M., Ph.D. Dr. Fidler holds the R.E. "Bob" Smith Chair in Cell Biology and is a Professor and Chairman in the Department of Cell Biology at the University of Texas, M.D. Anderson Cancer Center. Dr. Fidler is a past President of the American Association for Cancer Research and is an Associate Editor of several journals including Cancer Research, Journal of Immunotherapy, Selective Cancer Therapies, and Melanoma Research. He has published over 400 articles in the area of cancer metastases and immunology.

    Philip O. Livingston, M.D. Dr. Livingston is a Member of the Memorial Sloan-Kettering Cancer Center and Attending Physician on the clinical immunology service at Memorial Hospital in New York City. Dr. Livingston has worked in the area of evaluating immune responses in cancer patients and in cancer vaccine development for over 20 years. He was the leader of a group which developed a vaccine which is currently in a Phase III clinical trial for the treatment of melanoma being conducted by two clinical cooperative groups.

    Jeffrey Schlom, Ph.D. Dr. Schlom is Chief of the Laboratory of Tumor Immunology and Biology, Division of Basic Sciences at the National Cancer Institute. Dr. Schlom has worked in the area of tumor immunotherapy for over 20 years and has published over 400 manuscripts.

    Lynn E. Spitler, M.D. Dr. Spitler is the founder of Jenner and has been its President and Chief Scientific Officer since December 1992. Dr. Spitler has worked in the area of cancer therapy for over 25 years. Dr. Spitler was formerly Senior Vice President of Xoma Corporation. She serves on the Editorial Board of Cancer Biotherapy and Radiopharmaceuticals and was on the Board of Directors of the Society of Biological Therapy until her term was completed in 1996. Dr. Spitler received the Dernham Senior Fellowship from the American Cancer Society from 1969 to 1971 and the Research Career Development Award from the National Institutes of Health from 1971 to 1976.

    James E. Talmadge, Ph.D. Dr. Talmadge is a Professor in the Department of Pathology and Microbiology at the University of Nebraska Medical Center. Dr. Talmadge is or has been an Associate Editor and board member of several journals, including Cancer Research, Cancer Immunology and Immunotherapy and The Journal of Immunology. He was formerly head of the Preclinical Screening Laboratory of the National Cancer Institute -- Frederick Cancer Research Facility.

    Carl R. Alving, M.D. (ex officio, CRADA representative). Dr. Alving is Chief, Department of Membrane Biochemistry, Walter Reed Army Institute of Research. He was elected to the rank of Fellow of the American Association for the Advancement of Science for studies on the practical uses of liposomes. He holds numerous patents and has developed liposomal inventions as vehicles for vaccines. He also serves on the Editorial Boards of several journals, including the Journal of Immunological Methods and Vaccine Research.

    Anthony E. Maida, III, M.B.A. (ex officio, Management representative). Mr. Maida has been the Company's Chief Executive Officer since December 1992, and is responsible for operations, business development and strategic direction. Mr. Maida actively participates in all Company Scientific Board meetings. He is a member of the Genetic and Environmental Toxicology Association, the Society of Toxicology and the American Chemical Society.


                                       36






EMPLOYEES AND FACILITIES

    As of December 31, 1996, the Company had five employees, of whom three were involved in research and development and two were involved in finance and administration. The Company believes that its relationship with its employees is good.

    The Company leases approximately 200 square feet of office space located in San Ramon, California. The Company intends to lease an additional 600 square feet in the same location in the second quarter of 1997. The lease expires in December 1997. The Company intends to lease additional space as needed to accommodate an increase in personnel and believes that adequate space will be available to do so.

LEGAL PROCEEDINGS

    The Company is not involved in any legal proceedings.
















                                       37





                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The executive officers, directors and key employees of the Company as of January 31, 1997 are as follows:


                  NAME                       AGE                    POSITION
                  ----                       ---                    --------
Lynn E. Spitler, M.D..                        58    President, Chief Scientific Officer,
                                                      Director

Anthony E. Maida, III                         44    Chief Executive Officer, Chief Financial
                                                     Officer, Director

Thomas P.H. Twaddell, M.D.                    59    Vice President of Clinical Research and
                                                     Product Development

Larry E. Moore                                54    Treasurer

Jack L. Bowman(2)                             64    Director

Lowell M. Dicke(1)                            57    Director

Isaiah J. Fidler, D.V.M., Ph.D.               60    Director

Robert A. Fildes, Ph.D(1)                     58    Director

Herbert Grossman(1)                           66    Director

Hayden Leason(1)                              66    Director


-----------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.


    All directors hold office until the next annual meeting of stockholders and until their successors are duly elected. Officers are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

    Lynn E. Spitler, M.D., is the founder of Jenner and has been its President, Chief Scientific Officer and a director since inception in December 1992. Dr. Spitler has worked in the area of cancer therapy for over 25 years, and, prior to founding the Company, Dr. Spitler was among the founders of Xoma Corporation, a cancer therapy company, where she was Senior Vice President for seven years. Since March 1991, she has been the Director of the Northern California Melanoma Center, a melanoma clinical practice group. She also serves on the Editorial Board of Cancer Biotherapy and Radiopharmaceuticals and was on the Board of Directors of the Society of Biological Therapy until her term was completed in 1996. Dr. Spitler received the Dernham Senior Fellowship from the American Cancer Society from 1969 to 1971 and the Research Career Development Award from the National Institutes of Health from 1971 to 1976. Dr. Spitler received her M.D. from the University of Michigan Medical School in 1963.

    Anthony E. Maida, III, has been Chief Executive Officer, Chief Financial Officer and a director of the Company since inception in December 1992, and is responsible for the Company's operations, business development and strategic direction. From 1990 to November 1992, Mr. Maida was President and Chief Executive Officer of Cellpath, Inc, a biotechnology company. Prior to that, Mr. Maida spent ten years with Lockheed Corporation, a designer and developer of defense and space technology, where he most recently served as Vice President and Chief Financial Officer of a subsidiary of Lockheed.

                                       38






He is a member of the Genetic and Environmental Toxicology Association, the Society of Toxicology and the American Chemical Society. Mr. Maida received an M.S. in Toxicology from San Jose State University in 1986 and an M.B.A. from Santa Clara University in 1978.

    Thomas P.H. Twaddell, M.D., joined the Company in January 1997 as Vice President of Clinical Research and Product Development. Dr. Twaddell has more than 10 years of experience in managing clinical trials and FDA submissions. From June 1991 until January 1997, Dr. Twaddell was a Clinical Scientist in the Immunology-Oncology department of Genentech, Inc., a biotechnology company. Prior to that, he was the Director of Gastroenterology for Glaxo, Inc., a pharmaceutical company , where he was responsible for the NDA submissions and FDA interactions for Zofran, a drug for prevention of nausea and vomiting associated with chemotherapy. Prior to that, he was an Associate Medical Director at Sandoz Pharmaceutical Corporation, a pharmaceutical company. Dr. Twaddell received his M.D. from the University of Pennsylvania in 1963.

    Larry E. Moore, has been a consultant to the Company since inception in December 1992 and was appointed as Treasurer in January 1997. For the past eight years, Mr. Moore has been a self-employed financial and accounting consultant to companies in several industries, including medical research, electronic manufacturing and real estate development. Mr. Moore received his B.S. in Accounting from the San Diego State University and is a certified public accountant.

    Jack L. Bowman joined the Company as a member of the Board of Directors in December 1993. Since January 1994, Mr. Bowman has been retired. From 1987 until December 1993, Mr. Bowman was Company Group Chairman at Johnson & Johnson, a health care company. Mr. Bowman is a member of the Board of Directors of NeoRx Corp., Cell Therapeutics, Inc., PharmaGenics, Inc. and CytRx Corp., all of which are publicly traded companies. Mr. Bowman received his B.A. in Education from Western Washington University.

    Lowell M. Dicke joined the Company as a member of the Board of Directors at its inception in December 1992. Mr. Dicke has served as President, Chief Financial Officer and Director of Diversified Investors Corporation, a publicly held investment company, since December 1994. From January 1990 to December 1994, Mr. Dicke was self-employed as a financial consultant. Mr. Dicke received a J.D. from Yale University.

    Isaiah J. Fidler, D.V.M., Ph.D. joined the Company as a member of the Board of Directors in July 1996. Dr. Fidler holds the R.E. "Bob" Smith Chair in Cell Biology and is Chairman of the Department of Cell Biology at the University of Texas, M.D. Anderson Cancer Center, where he has been a professor since 1983. Dr. Fidler is a past President of the American Association for Cancer Research and is an Associate Editor of several journals including Cancer Research, Journal of Biological Response Modifiers, Selective Cancer Therapies and Melanoma Research. Dr. Fidler received his D.V.M. from Oklahoma State University in 1963 and his Ph.D. in Pathology from the University of Pennsylvania in 1970.

    Robert A. Fildes, Ph.D. joined the Company as a member of the Board of Directors at its inception in December 1992. Dr. Fildes has served as Chairman and Chief Executive Officer of Scotgen Biopharmaceuticals, a biotechnology company, since February 1993. From January 1991 to January 1993, Dr. Fildes was self-employed as a biotechnology consultant. From 1982 to 1990, he was the President and Chief Executive Officer of Cetus Corporation, which was acquired by Chiron Corporation in 1991. In 1978, Dr. Fildes became the first U.S. employee of Biogen, Inc., a biotechnology company, where he worked until 1981. Dr. Fildes is a member of the Board of Directors of Carrington Laboratories Inc. and La Jolla Pharmaceuticals, both of which are publicly traded companies. Dr. Fildes received his B.Sc. in 1961 and a D.C.C. and Ph.D. in 1964 from the University of London.

    Herbert Grossman joined the Company as a member of the Board of Directors at its inception in December 1992. Mr. Grossman has served as the President, Chief Executive Officer and director of Beacon Laboratories LLC, a pharmaceutical company, since July 1995. From October 1992 until June 1995, he served as a consultant to Ortho Diagnostics Systems, a diagnostic company and a division of


                                       39





Johnson & Johnson. From May 1988 until September 1992, he held various positions with Zambon Corporation, a pharmaceutical company, most recently as Chairman of the Board. Mr. Grossman serves on the Board of Directors of Dermasciences, Inc., a publicly traded company. Mr. Grossman received his B.S. from the Brooklyn College of Pharmacy.

    Hayden Leason joined the Company as a member of the Board of Directors in June 1993. He has served as Chairman of the Board of Advanced Photonics, Inc., a publicly held company that manufactures electrical equipment, since November 1996. From 1992 to October 1996, Mr. Leason was retired. In 1964, Mr. Leason founded Filtertek, now a division of Schawk Inc. and manufacturer of insert molded filters, and served as Chief Executive Officer and Chairman of the Board until 1992.

DIRECTOR COMPENSATION

    Directors are not currently paid any compensation for attendance at directors' meetings or for attending or participating in any committee, although the Board expects to review and may revise its policy in this regard following the Offering. Directors are reimbursed for reasonable out-of-pocket expenses in connection with attendance at such meetings.

    On December 10, 1992, prior to the Company's adoption of its 1993 Incentive Stock Plan, the Company granted a stock option to purchase 7,158 shares of the Company's Common Stock at an exercise price of $0.00693 per share to Herbert Grossman in connection with his services as a director of the Company. On September 18, 1995, in connection with his services to the Company, including services as a director, the Company granted to Mr. Maida a stock option to purchase 143,129 shares of Common Stock at an exercise price of $0.21 per share. On July 29, 1996, in connection with their services as directors, the Company granted to each of Messrs. Bowman, Dicke, Fildes and Grossman stock options to purchase 7,157 shares of the Company 's Common Stock at an exercise price of $0.23 per share. On July 29, 1996, in connection with their services to the Company, including services as directors, the Company granted to each of Mr. Maida and Dr. Spitler stock options to purchase 28,625 shares of the Company's Common Stock. Mr. Maida's options are exercisable at $0.23 per share and Dr. Spitler's options are exercisable at $0.24 per share. See " -- Employee Benefit Plans."

BOARD COMMITTEES

    The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company.

EMPLOYMENT AGREEMENTS

    In November 1994, the Company executed employment agreements with each of Lynn E. Spitler, M.D. and Anthony E. Maida, III (the "Executives"). On each anniversary of the execution date of the employment agreements, the term of the employment agreements is automatically extended to a date three years from the respective anniversary date, unless the Company shall have provided the Executive with at least 60 days prior notice to such anniversary date of its intent not to renew the employment agreement. The employment agreements provide the Executives with a monthly salary, and medical and vacation benefits together with the following: (i) in the event the Executive's employment is terminated without cause, the Executive is entitled to severance payments equal to the Executive's monthly salary computed at the time of such termination payable from the date employment is terminated to the termination date of the agreement and all accrued benefits and bonuses, (ii) in the event the Executive's employment is terminated as a result of the Company experiencing adverse financial conditions (i.e., bankruptcy or cessation of operations), the Executive is entitled to a payment of up to $50,000 (subject to applicable law) and (iii) in the event the Executive's employment is terminated by death, the Executive's estate is entitled to severance payments equal to the Executive's monthly salary computed at the time of death payable from the time of death to the termination date of the agreement and all accrued benefits and bonuses.


                                       40




EXECUTIVE COMPENSATION

    Summary Compensation Table. The following table sets forth certain information for the year ended December 31, 1996 regarding the compensation of the Company's Chief Executive Officer and the Company's other most highly compensated executive officer whose total annual salary and bonus for the fiscal year ended December 31, 1996 were in excess of $100,000 (the "Named Executive Officers").

                        SUMMARY COMPENSATION TABLE


                                                                                 ANNUAL          LONG-TERM
                                                                              COMPENSATION     COMPENSATION
                                                                              ------------     ------------
                     NAME AND PRINCIPAL POSITION                    YEAR        SALARY($)     OPTIONS/SARS(#)
                     ---------------------------                    ----        ---------    ---------------
Anthony E. Maida, III                                               1996        $133,333          28,625
 Chief Executive Officer, Chief Financial Officer, Director

Lynn E. Spitler, M.D.                                               1996        $133,331          28,625
 President, Chief Scientific Officer, Director

    Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:


               OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1996





                                                  INDIVIDUAL GRANTS
                                                 --------------------                    POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                 NUMBER OF       PERCENT OF                               ANNUAL RATES OF STOCK
                                SECURITIES      TOTAL OPTIONS                              PRICE APPRECIATION
                                UNDERLYING       GRANTED TO      EXERCISE                  FOR OPTION TERM(4)
                                  OPTIONS       DURING FISCAL     PRICE      EXPIRATION   ---------------------
            NAME               GRANTED(#)(1)      1996(%)(2)    ($/SH)(3)       DATE        5%($)      10%($)
            ----               -------------      ----------    ---------       ----        -----      ------
Anthony E. Maida, III             28,625            25.8%         $0.23       7/29/03      $2,680      $6,246
Lynn E. Spitler, M.D.             28,625            25.8%         $0.24       7/29/03      $2,797      $6,518

----------
(1) Options were granted under the Company's 1993 Incentive Stock Option Plan and vest monthly over three years from May 1996, subject to continued employment with or services to the Company.

(2) Based on an aggregate of 111,076 options granted by the Company in the year ended December 31, 1996 to employees of and consultants to the Company, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors except for the options granted to Lynn E. Spitler, M.D. which were granted at an exercise price of 110% of the fair market value on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.


                                       41






    Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. There were no stock option exercises during the year ended December 31, 1996. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held at December 31, 1996:

      AGGREGATE OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1996 AND
                    OPTION VALUES AT DECEMBER 31, 1996


                                 NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1996(#)         DECEMBER 31, 1996($)(1)
                                 --------------------         ------------------------
          NAME                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----                 -----------   -------------   -----------   -------------
Anthony E. Maida, III            69,975        101,779        $509,990      $ 741,523
Lynn E. Spitler, M.D.             6,361         22,264        $ 49,361      $ 161,636



----------
(1) Based on a value of $7.50 per share, the assumed initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.


EMPLOYEE BENEFIT PLANS

    1993 Incentive Stock Plan. The Company's 1993 Incentive Stock Plan (the "1993 Plan") provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants. Options granted under the 1993 Plan typically vest over three years. As of January 31, 1997, options to purchase an aggregate of 363,800 shares of Common Stock were outstanding and 1,950 shares had been issued upon exercise of outstanding options. Options granted under the 1993 Plan will remain outstanding in accordance with their terms, but the Board of Directors has determined that no further options will be granted under the 1993 Plan.

    Non-Plan Stock Options. Prior to adopting the 1993 Plan, the Company granted options to purchase a total of 28,629 shares of its Common Stock. As of January 31, 1997, non-plan options to purchase 14,314 shares were outstanding and 14,315 shares had been issued upon exercise of outstanding options. The Company does not plan to make any future option grants outside of its existing option plans.

    1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") provides for the grant of incentive stock options to employees (including employee directors) and nonstatutory stock options and stock purchase rights to employees, directors and consultants. A total of 350,000 shares of Common Stock have been reserved for issuance under the 1997 Plan, all of which are currently available for grant. The 1997 Stock Plan is administered by the Board of Directors. Options and stock purchase rights granted under the 1997 Plan will vest as determined by the Board, and may accelerate and become fully vested in the event of an acquisition of the Company if so determined. The exercise price of options and stock purchase rights granted under the 1997 Plan will be as determined by the Board, although the exercise price of incentive stock options must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The Board of Directors may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate in January 2007, unless terminated earlier by the Board of Directors.

    The Company has agreed that it will not, without the Representative's prior written consent, for a period of 12 months from the effective date of the Registration Statement adopt, propose to adopt, or otherwise permit to exist any additional equity compensation plans or similar arrangements providing for (i) the grant, sale, or issuance of stock options, warrants, or other rights to acquire the Company's securities to any of the Company's executive officers, directors, employees, consultants or holders of


                                       42





5% or more of the Company's Common Stock; (ii) the grant, sale or issuance of any option, warrant or other right to acquire the Company's securities or enter into any agreement to grant, sell or issue any option, warrant or other right to acquire the Company's securities at an exercise price that is less than the greater of the fair market value on the date of grant or sale or the initial public offering price of the shares; (iii) allow for the maximum number of shares of Common Stock or other securities of the Company purchasable pursuant to options or warrants issued by the Company, together with the shares of Common Stock acquired upon exercise of outstanding options, to exceed 728,114 shares;
(iv) allow for the payment for such securities with any form of consideration other than cash; or (v) allow for the existence of stock appreciation rights, phantom options or similar arrangements.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's Bylaws. These agreements among other things, indemnify the Company's directors and executive officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or the right of the Company arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which would provide the basis for a claim for such indemnification.






                                       43






                              CERTAIN TRANSACTIONS

    In May 1993, the Company entered into a Series A Preferred Stock and Warrant Purchase Agreement with Hayden Leason, a director and principal stockholder of the Company. Pursuant to the agreement, the Company issued 992,056 shares of Series A Preferred Stock to Mr. Leason at a price of $800,000. In addition, the Company issued a warrant to Mr. Leason to purchase additional shares of Series A Preferred Stock. Mr. Leason exercised this warrant in January 1994 and acquired an additional 992,056 shares of Series A Preferred Stock at a price of $800,000. The shares of Series A Preferred Stock issued to Mr. Leason will convert into 1,145,034 shares of Common Stock upon consummation of this Offering.

    In July 1995, the Company entered into a Series B Preferred Stock and Warrant Purchase Agreement with Mr. Leason. Pursuant to the Agreement, the Company issued 496,028 shares of Series B Preferred Stock (convertible into 286,258 shares of Common Stock upon consummation of this Offering) to Mr. Leason at a price of $600,000. In addition, the Company issued a warrant to Mr. Leason to purchase up to 2,146,931 shares of Common Stock. Mr. Leason exercised the warrant as to 715,649 shares in March 1996 at a price of $50,000 and as to 286,258 shares in May 1996 at a price of $20,000. In connection with the May exercise, the Company and Mr. Leason agreed to terminate the warrant as to the remaining shares.

    In February 1996, the Company caused TherAtid, Incorporated ("TherAtid") to be formed as a California corporation. TherAtid was formed for the purpose of entering into the license agreement (the "Novartis License") with Novartis Corporation. See "Business -- Licenses." TherAtid issued 200,000 shares of Common Stock to Mr. Leason at a price of $200 and 1,000,000 shares of Common Stock to Isaiah J. Fidler, D.V.M., Ph.D. at a price of $1,000. Dr. Fidler is a director and principal stockholder of Jenner. In addition, TherAtid issued 1,818,180 shares of Series A Preferred Stock to Jenner at a price of $999,999 and a warrant to purchase additional shares of Series A Preferred Stock. In August 1996, TherAtid was merged with and into Jenner. As a result of the merger, Jenner became the successor to the Novartis License, the shares of TherAtid Common Stock issued to Mr. Leason were converted into 115,420 shares of Jenner Common Stock, the shares of TherAtid Common Stock issued to Dr. Fidler were converted into 577,100 shares of Jenner Common Stock, and the shares of TherAtid Series A Preferred Stock and the warrant issued to Jenner were canceled.

    From March through May 1996, the Company borrowed an aggregate of $3 million from Mr. Leason. The loan bears simple interest at 10% per annum and all principal and interest is due and payable on May 6, 1999. The loan was originally secured by the TherAtid securities issued to Jenner. However, with the merger of TherAtid into Jenner, the loan is now unsecured.

    In August 1996, the Company entered into a Consulting  Agreement with Isaiah
J. Fidler, D.V.M., Ph.D., a director of the Company, pursuant to which Dr. Fidler agreed to assist the Company in developing proprietary compounds, ACT and JT3002 and their respective analogs, in exchange for an aggregate of $48,000 payable over the term of the agreement. The agreement expires in August 1997.

    In September 1996, the Company entered into a Sponsored Research Agreement with the University of Texas M.D. Anderson Cancer Center ("M.D. Anderson"). Under the agreement, M.D. Anderson will perform certain research related to the preclinical development of JT3002 for the adjuvant therapy of cancer and the abrogation of mucositis, GI toxicity and myelosuppression in exchange for funding in the aggregate amount of $425,752. All inventions made solely by M.D. Anderson's personnel or the Company's personnel will be the sole property of M.D. Anderson or the Company, respectively, and all property developed jointly by personnel of M.D. Anderson and the Company will be owned jointly. With respect to the property owned solely by M.D. Anderson or jointly by the Company and M.D. Anderson, the Company has the option to negotiate the terms and conditions of a license agreement with M.D. Anderson. If the Company and M.D. Anderson do not reach agreement on the terms and conditions of such a license agreement within 180 days, the Company shall have a right of first refusal with respect to any third party offers that are more favorable to M.D. Anderson than those offered by the Company. The research performed by M.D. Anderson under the agreement will be directed by Dr. Fidler.


                                       44





                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 and as adjusted to reflect the sale by the Company of the Securities offered hereby, by (i) each director of the Company, (ii) each Named Executive Officer, (iii) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, based on information furnished by the beneficial owners of the Common Stock listed below, the Company believes that such owners have sole investment and voting power with respect to such shares, subject to community property laws where applicable. See "Certain Transactions" and "Risk Factors -- Concentration of Ownership."



                                                          PERCENTAGE OF VOTING
                                           NUMBER OF    STOCK BENEFICIALLY OWNED
                                            SHARES      ------------------------
                                         BENEFICIALLY      BEFORE        AFTER
       NAME AND ADDRESS                     OWNED         OFFERING     OFFERING
       ----------------                     -----         --------     --------
Lowell M. Dicke(1)                            23,458         1.0%           *
 Diversified Investors Corporation
  82 Wall Street
  New York, NY 10005

Isaiah J. Fidler, D.V.M., Ph.D(2)            584,257        12.6%           8.2%
 Department of Cell Biology -- 173
  MD Anderson Cancer Center
  1515 Holcombe Boulevard
  Houston, TX 77030

Robert A. Fildes, Ph.D.(3)                    23,458         1.0%           *
 905 Pepperwood Drive
  Danville, CA 94506

Jack Bowman(4)                                 9,145         *              *
 3077 Scenic Avenue
  Lummi Island, WA 98262

Anthony E. Maida, III(5)                     258,484         5.5%           3.6%
 2010 Crow Canyon Place, Suite 100
  San Ramon, CA 94853

Herbert Grossman(6)                            9,146         *              *
 35 Highland Drive
  West Caldwell, NJ 07006

Hayden Leason(7)                           2,548,610        55.1%          35.8%
 W4269 Southland Road
  Lake Geneva, WI 53147

Lynn E. Spitler, M.D.(8)                   1,072,829        23.2%          15.1%
 2010 Crow Canyon Place, Suite 100
  San Ramon, CA 94853

All directors and executive officers
 as a group (8 persons)(9)                 4,529,387        95.9%          62.7%


------------
 *  Less than 1%.

(1) Includes 397 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1996.

                                       45







(2) Includes 289,017 shares of Common Stock initially subject to repurchase by the Company. One twenty-fourth of the shares were released from the repurchase option on April 30, 1996 and an additional one twenty-fourth of the shares are released at the end of each full month thereafter, based upon Dr. Fidler's continued relationship to the Company.

(3) Includes 1,988 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1996.

(4)  Consists  of  9,145  shares   issuable   upon  exercise  of  stock  options
     exercisable within 60 days of December 31, 1996.

(5) Includes an aggregate of 49,747 shares that have been gift transferred to members of Mr. Maida's family. Mr. Maida disclaims beneficial ownership of all shares held by such transferees except for 43,282 shares held in custodianship under the California Uniform Transfer to Minors Act for the benefit of Mr. Maida's minor children. Also includes 79,515 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1996.

(6) Includes 1,988 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1996.

(7) Includes an aggregate of 288,998 shares that have been gift transferred to friends and to members of Mr. Leason's family. Mr. Leason disclaims beneficial ownership of all shares held by such transferees.

(8) Includes an aggregate of 248,335 shares that have been gift transferred to friends and to members of Dr. Spitler's family. Dr. Spitler disclaims beneficial ownership of all shares held by such transferees. Also includes 7,951 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1996.

(9) Includes an aggregate of 587,080 shares previously gift transferred by Mr. Maida, Mr. Leason and Dr. Spitler. See Notes 5, 7 and 8. Also includes 100,984 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1996.


                                       46





                            DESCRIPTION OF SECURITIES

    Upon the closing of this Offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock"). At December 31, 1996, there were 4,621,886 shares of Common Stock outstanding held of record by approximately 51 stockholders.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to any outstanding Preferred Stock preference, the holders of Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. The Company has never declared a dividend and does not anticipate doing so. See "Dividend Policy." Subject to any outstanding Preferred Stock preference, in the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued in the Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Effective upon the closing of this Offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock, none of which will be outstanding upon the closing of this Offering. The Board of Directors will have the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

    The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete. A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

    Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a forty-eight month period commencing twelve (12) months after the date of this Prospectus, one share of Common Stock at a price of $ per share [140% of the initial public offering price per share], subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

    The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

    Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the

                                       47





Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

    Redemption Provisions. Commencing eighteen (18) months after the date of this Prospectus, the Warrants are subject to redemption at $0.10 per Warrant on thirty (30) days' prior written notice to the warrantholders if the average closing bid price of the Common Stock as reported on the American Stock Exchange equals or exceeds $ per share [160% of the initial public offering price per share of Common Stock] for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the warrantholder will be entitled only to the redemption price.

    Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five (5) years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

    Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

    Modification of Warrant. The Company and the Warrant Agent may make such modifications to the Warrant as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrantholders.

    A significant amount of the securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Representative. Although it has no obligation to do so, the Representative currently intends to make a market in the Company's securities and may otherwise effect transactions in such securities. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the securities described in this Prospectus. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Underwriting."

    The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

    The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to

                                       48





jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expired unexercised.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of 1,860,680 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 80% of the Registrable Securities may require, on one occasion beginning six months after the date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale (the "Requested Registration"). If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. Any holders of the Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price of such shares (net of any underwriters' discounts or commissions) is at least $1 million. All registration expenses for the Requested Registration must be borne by the Company and all other registration expenses and selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    Jenner is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date the person became an interested stockholder unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in premium over the market price for the shares of Common Stock held by the stockholders.

    The Company's Certificate of Incorporation provides that the Board of Directors may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Certificate of Incorporation and Bylaws eliminate cumulative voting in the election of directors, and provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board, if any, or the President of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The affirmative vote of the holders of at least two-thirds of the voting stock of the Company is required to amend the foregoing provisions of the Certificate of Incorporation and Bylaws.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

    The name and address of the Transfer Agent and Registrar for the Company's Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.


                                       49





                         SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of this Offering, the Company will have 7,121,886 shares of Common Stock outstanding (not including 378,114 shares of Common Stock subject to outstanding options), assuming no exercise of options after January 31, 1997 and outstanding warrants to purchase an additional 2,500,000 shares of Common Stock assuming no exercise of the Representative's Warrant. Of these securities, 2,500,000 shares of Common Stock and the Warrants to purchase 2,500,000 shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act. The remaining 4,621,886 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Such restricted shares will be available for sale in the public market 12 months after the date of this Prospectus upon expiration of lock-up agreements with the Representative as follows: (i) 2,927,449 shares (not including approximately 228,403 shares subject to outstanding vested options) will be available for immediate sale, subject in some cases to volume limitations pursuant to Rule 144 and (ii) the remaining 1,694,437 shares will be eligible for sale at various times over a period of less than two years, subject in some cases to vesting provisions and volume limitations. In addition, twelve
(12) months after the completion of this Offering, 250,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and the Warrants to purchase 250,000 shares of Common Stock issuable upon exercise of the Representative's Warrants will be available for sale. The Company's directors, executive officers and stockholders, who in the aggregate hold 100% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this Offering, have entered into lock-up agreements with the Representative under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock or options to acquire shares of Common Stock owned by them for a period of 12 months after the date of this Prospectus, without the prior written consent of the Representative. The Representative may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its current stock option and stock purchase plans and issue stock pursuant to outstanding vested options.

    As of January 31, 1997, 378,114 shares were subject to outstanding options. All of these shares are subject to the lock-up agreements with the Representative described above. In addition, 1,860,680 of the shares outstanding immediately following the completion of this Offering will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two (2) years (including the contiguous holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing at least ninety (90) days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 105,087 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to manner of sale, the filing of a notice and the availability of public information concerning the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three (3) months preceding a sale and who has beneficially owned the shares proposed to be sold for at least three (3) years (including the contiguous holding period of any prior owner except an affiliate) would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to

                                       50





comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing ninety (90) days after the date of this Prospectus; however, all persons who hold shares of the Company that would be eligible for resale pursuant to Rule 701 have entered into agreements with the Company pursuant to which they have agreed not to sell any such shares for a period of twelve (12) months from the date of this Prospectus (the "Lock-up Period") without the Representative's consent. See "Underwriting."

    Prior to the Offering, there has been no market for the Common Stock or the Warrants of the Company, and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock and the Warrants of the Company in the public market could adversely affect prevailing market prices for the Common Stock and the Warrants and the ability of the Company to raise equity capital in the future.









                                       51







                               UNDERWRITING

    The Underwriters named below (the "Underwriters") for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock and Warrants set forth opposite their names.


                                              NUMBER OF
                                              SHARES OF
                                               COMMON        NUMBER OF
           UNDERWRITER                          STOCK         WARRANTS
           -----------                          -----         --------
    National Securities Corporation




                                              ---------      ---------
      Total                                   2,500,000      2,500,000
                                              =========      =========


    The Underwriters are committed to purchase all the shares of Common Stock and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

    The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions of not in excess of $_____ per Share and $_______ per Warrant. Such dealers may reallow a concession not in excess of $_______ per Share and $______ per Warrant to certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

    The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a nonaccountable expense allowance of $500,000, of which $50,000 has been paid to date.

    The Company has granted to the Underwriters an Over-Allotment Option exercisable during the forty-five (45) day period from the date of this
Prospectus, to purchase up to an additional 375,000 Shares of Common Stock and/or 375,000 additional Warrants at the public offering price per Share and Warrant, respectively, offered hereby, less underwriting discounts. Such Over-Allotment Option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such Over-Allotment Option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.

    In connection with the Offering the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 250,000 Shares of Common Stock and/or 250,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are initially exercisable at a price of $_______ per Share [140% of the initial public offering price per Share] and $_______ per Warrant [140% of the initial public offering price per Warrant] for a period of four years,

                                       52





commencing at the beginning of the second year after their issuance and sale. The Representative's Warrants provide for adjustment in the numbers of shares of Common Stock and Warrants issuable upon the exercise thereof as a result of certain subdivisions or combinations of the Common Stock.

    The Company's directors and executive officers, and all holders of shares of Common Stock, options, warrants or other securities exercisable, convertible or exchangeable for shares of Common Stock, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of twelve (12) months following the effective date of this Prospectus without the prior written consent of the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities.

    Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc., and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission which shall not exceed five percent (5%) of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation undertaken by the Representative. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. A warrant solicitation fee will only be paid to the Representative or another NASD member when such NASD member is specifically designated in writing as the soliciting broker. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in a discretionary account, or (c) the exercise of Warrants is not solicited by the Representative. Unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Representative will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine (9) business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the representative may have to receive a fee. As a result, the Representative may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative undertakes to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

    The Company has agreed, at the request of the Representative, that for three years after the date of this Prospectus, it will use its best efforts to cause one individual designated by the Representative to be elected to the Company's Board of Directors.

    Prior to the Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering price of the Securities has been determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth, and other established criteria of value. Factors considered in such negotiations, in addition to prevailing market conditions, include the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement, which is filed as an exhibit to the Registration Statement. See "Additional Information."




                                       53






                                  LEGAL MATTERS

    The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Orrick, Herrington & Sutcliffe, LLP, New York, New York, has acted as counsel to the Underwriters in connection with this Offering. Mario M. Rosati, a partner of Wilson, Sonsini, Goodrich & Rosati, P.C., is Secretary of the Company. As of December 31, 1996 a certain investment partnership of Wilson Sonsini Goodrich & Rosati, P.C. beneficially owned an aggregate of 6,442 shares of the Company's Common Stock and Mario M. Rosati owned 717 shares of the Company's Common Stock.

                                     EXPERTS

    The financial statements of Jenner Technologies, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and for the period from inception (December 8, 1992) to December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein with respect thereto, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Securities offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of prescribed fees. Such information is also available electronically by means of the Commission's web site on the Internet at http:/www.sec.gov.








                                       54






                          INDEX TO FINANCIAL STATEMENTS

                            JENNER TECHNOLOGIES, INC.

                          (A DEVELOPMENT STAGE COMPANY)




                                                                            PAGE
                                                                            ----
 Report of Ernst & Young LLP, Independent Auditors                           F-2

 Balance Sheets as of December 31, 1994, 1995, and 1996                      F-3

 Statements of Operations for the years ended December 31, 1994,
   1995 and 1996 and for the period from Inception  (December 8,
   1992) to December 31, 1996                                                F-4

 Statement of Stockholders' Equity (Net Capital Deficiency)
  for the period from Inception (December 8, 1992) to December 31, 1996      F-5

 Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996, and for the period from Inception (December 8, 1992) to
  December 31, 1996                                                          F-7

 Notes to Financial Statements December 31, 1996                             F-8







                                      F-1







               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
 Jenner Technologies, Inc.

    We have audited the accompanying balance sheets of Jenner Technologies, Inc. (a development stage company) at December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (December 8, 1992) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jenner Technologies, Inc. (a development stage company) at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years ended December 31, 1996 and for the period from inception (December 8, 1992) to December 31, 1996, in conformity with generally accepted accounting principles.


                                         ERNST & YOUNG LLP




Palo Alto, California
January 14, 1997, except as for Note 7,
 as to which the date is
 March   , 1997

------------

The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts as described in Note 7 to the financial statements.

Palo Alto, California
February 18, 1997







                                      F-2






                           JENNER TECHNOLOGIES, INC.
                       (A Development Stage Company)

                              BALANCE SHEETS





                                                                                                                    UNAUDITED
                                                                                                                    PRO FORMA
                                                                                                                  STOCKHOLDERS'
                                                                                                               EQUITY (NET CAPITAL
                                                                                         DECEMBER 31,           DEFICIENCY) AT
                                                                                   ------------------------       DECEMBER 31,
                                                                                      1995          1996              1996
                                                                                   -----------   ----------    --------------------
                                                                                                                    (NOTE 7)
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                       $   317,635   $ 1,428,510
   Deferred offering costs                                                                  --       102,514
                                                                                   -----------   -----------
Total current assets                                                                   317,635     1,531,024
Equipment                                                                               18,504        35,637
Less accumulated depreciation                                                           (9,393)      (16,153)
                                                                                   -----------   -----------
                                                                                         9,111        19,484
Other assets                                                                             9,625        12,884
                                                                                   -----------   -----------
                                                                                   $   336,371   $ 1,563,392
                                                                                   ===========   ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

Current liabilities:
   Accounts payable                                                                $     14,562  $    72,351
   Accrued offering costs                                                                   --        44,000
   Accrued liabilities                                                                      --        97,226
   Notes payable to related party                                                       42,124            --
   Accrued interest                                                                      6,410            --
                                                                                   -----------   -----------
Total current liabilities                                                               63,096       213,577
Long-term note payable to related party                                                     --     3,000,000
Accrued interest due to related party                                                       --       201,985
Commitments
Stockholders' equity (net capital deficiency):
  Preferred stock, $0.001 par value, 5,000,000 shares authorized; issuable in series (none issued and outstanding pro forma):
      Series A convertible, 2,137,500 shares designated, 2,120,522  shares issued and outstanding in 1995 and 1996 (liquidation preference of
       $2,035,000 at December 31, 1996)                                              1,710,400     1,710,400       $        --
      Series B convertible, 500,000 shares designated, 496,028 shares issued and outstanding in 1995 and 1996 (liquidation preference of $645,000
        at December 31, 1996)                                                          600,000       600,000                --
   Common stock, $0.001 par value, 30,000,000 shares authorized, 1,411,424 and 3,111,871 shares issued and outstanding in 1995 and 1996,
     respectively (4,621,886 shares issued and outstanding pro forma)                   11,766       619,156             4,622
   Additional paid-in capital                                                              --             --         2,924,934
   Deferred compensation                                                                   --        (45,000)          (45,000)
   Deficit accumulated during the development stage                                (2,048,891)    (4,736,726)       (4,736,726)
                                                                                   ----------     ----------        ----------
Total stockholders' equity (net capital deficiency)                                   273,275     (1,852,170)      $(1,852,170)
                                                                                   ----------     ----------        ==========
                                                                                  $   336,371    $ 1,563,392
                                                                                  ===========    ===========


                          See accompanying notes.

                                      F-3






                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS





                                                                                        PERIOD FROM
                                                                                         INCEPTION
                                                                                       (DECEMBER 8,
                                                      YEAR ENDED DECEMBER 31,            1992) TO
                                                 -----------------------------------    DECEMBER 31,
                                                   1994        1995          1996          1996
                                                 ---------   ---------   -----------   -------------
Operating expenses:
   Research and development                      $ 499,366   $ 698,303   $ 2,206,900    $ 3,743,195
   General and administrative                      228,114     195,663       339,948        901,050
                                                 ---------   ---------   -----------    -----------
                                                   727,480     893,966     2,546,848      4,644,245
                                                 ---------   ---------   -----------    -----------
Loss from operations                              (727,480)   (893,966)   (2,546,848)    (4,644,245)
Interest (expense) income                           22,369      17,100      (140,987)       (92,481)
                                                 ---------   ---------   -----------    -----------
Net loss                                         $(705,111)  $(876,866)  $(2,687,835)   $(4,736,726)
                                                 =========   =========   ===========    ===========
Pro forma net loss per share                                             $     (0.56)
                                                                         ===========
Shares used in calculation of pro forma
 net loss per share                                                         4,785,863
                                                                         ============

                          See accompanying notes.

                                      F-4





                            JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

           STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) Period from Inception (December 8, 1992) to December 31, 1996








                                    PREFERRED STOCK
                          --------------------------------------                                           DEFICIT         TOTAL
                              SERIES A              SERIES B                                            ACCUMULATED    STOCKHOLDERS'
                             CONVERTIBLE           CONVERTIBLE        COMMON STOCK                      DURING THE     EQUITY (NET
                          -----------------     ----------------    -----------------      DEFFERRED    DEVELOPEMENT      CAPITAL
                          SHARES     AMOUNT     SHARES    AMOUNT    SHARES     AMOUNT    COMPENSATION      STAGE        DEFICIENCY)
                          ------     ------     ------    ------    ------     ------    ------------      -----        -----------


Issuance   of   common
  stock at $0.007  per
  share to founders in
  exchange   for  cash
  and   technology  in
  December   1992  and
  June 1993                --     $       --     --    $  --       1,334,718   $ 2,360      $   --        $     --     $    2,360

Issuance   of   common
  stock at  $0.14  per
  share  in   exchange
  for  technology  and
  services   in  April
  through October 1993     --             --     --       --          45,706     6,387          --              --          6,387


Issuance   of   common
  stock at $0.007  per
  share upon  exercise
  of stock  options in
  May 1993                 --            --      --       --           3,877        27          --              --             27


Issuance  of  Series A
  convertible
  preferred  stock  at
  $0.8064   per  share
  and  a  warrant   to
  purchase     992,056
  shares  of  Series A
  convertible
  preferred  stock  at
  an exercise price of
  $0.8064  for cash in
  May   through   July
  1993                  1,128,466    910,400     --       --               --       --           --             --         910,400

Net  loss  for  period
  from       inception
  (December  8,  1992)
  to December 31, 1993         --        --      --       --               --        --          --          (466,914)    (466,914)
                        ---------    -------   -----   ------       ---------     -----                     --------      -------


Balances  at  December
  31, 1993              1,128,466    910,400     --        --        1,384,301     8,774          --         (466,914)     452,260


Issuance  of  Series A
  convertible
  preferred  stock for
  cash at $0.8064  per
  share   in   January
  1994  upon  exercise
  of warrant              992,056    800,000     --        --               --       --            --              --      800,000


Issuance   of   common
  stock to consultants
  at $0.14  per  share
  in   exchange    for
  services  in January
  1994                        --         --      --        --           20,756    2,900            --               --       2,900


Issuance   of   common
  stock   at   $0.007-
  $0.14 per share upon
  exercise   of  stock
  options    in    May
  through October 1994        --         --      --        --            1,651      59             --               --          59


Net loss                      --         --      --        --               --      --             --         (705,111)   (705,111)
                        ---------    -------   -----    ------       ---------     -----                     --------      -------


Balances  at  December
  31,  1994   (carried
  forward)              2,120,522  $1,710,400    --     $  --        1,406,708  $11,733        $   --      $(1,172,025)   $550,108



                               See accompanying notes.

                                       F-5




                            JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

    STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) -- (Continued)
          Period from Inception (December 8, 1992) to December 31, 1996







                                    PREFERRED STOCK
                          --------------------------------------                                           DEFICIT         TOTAL
                              SERIES A              SERIES B                                            ACCUMULATED    STOCKHOLDERS'
                             CONVERTIBLE           CONVERTIBLE        COMMON STOCK                      DURING THE     EQUITY (NET
                          -----------------     ----------------    -----------------      DEFFERRED    DEVELOPEMENT      CAPITAL
                          SHARES     AMOUNT     SHARES    AMOUNT    SHARES     AMOUNT    COMPENSATION      STAGE        DEFICIENCY)
                          ------     ------     ------    ------    ------     ------    ------------      -----        -----------


Balances  at  December
  31,  1994   (brought
  forward)              2,120,522  $1,710,400       --  $     --    1,406,708  $ 11,733   $     --     $(1,172,025)   $   550,108


Issuance  of  Series B
  convertible
  preferred  stock  at
  $1.21  per share and
  a     warrant     to
  purchase   2,146,931
  shares   of   common
  stock at an exercise
  price of  $0.04  per
  share  for  cash  in
  July 1995                   --           --  496,028   600,000          --        --          --              --        600,000


Issuance   of   common
  stock upon  exercise
  of stock options for
  cash at  $0.007  per
  share   in   January
  through April 1995          --           --       --        --       4,716        33          --              --             33


Net loss                      --           --       --        --          --        --          --        (876,866)      (876,866)
                        ---------   ---------- -------   -------   ---------    -------      -----       ----------      --------

Balances  at  December
  31, 1995              2,120,522    1,710,400 496,028   600,000   1,411,424    11,766          --      (2,048,891)       273,275


Issuance   of   common
  stock upon  exercise
  of stock options for
  cash at $0.007-$0.23
  per share in 1996          --           --        --        --       6,020      390           --              --            390


Issuance   of   common
  stock upon  exercise
  of a  warrant  at an
  exercise   price  of
  $0.07  per share for
  cash  in  March  and
  May 1996                   --           --        --        --   1,001,907   70,000           --              --         70,000


Issuance   of   common
  stock at  $0.70  per
  share  in   exchange
  for     shares    in
  TherAtid  in  August
  1996  (see  Note 2),
  including    115,420
  shares  to a related
  party                      --           --        --        --     692,520  485,000           --              --        485,000


Deferred  compensation
  related   to   stock
  option grants              --           --        --        --          --   52,000      (52,000)             --             --


Amortization    of
  deferred
  compensation               --           --        --        --          --       --        7,000              --          7,000


Net loss                     --           --        --        --          --       --           --      (2,687,835)    (2,687,835)
                        ---------   ---------- -------   -------   ---------    -------      -----       ----------      ---------

Balances  at  December
  31, 1996              2,120,522  $1,710,400  496,028  $600,000  3,111,871  $619,156     $(45,000)    $(4,736,726)   $(1,852,170)
                        =========  ==========  =======  ========  =========  ========     ========     ===========    ===========


                             See accompanying notes.

                                      F-6




                            JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS





                                                                                                         PERIOD FROM
                                                                                                          INCEPTION
                                                                                                        (DECEMBER 8,
                                                                   YEAR ENDED DECEMBER 31,                1992) TO
                                                                 ---------------------------------       DECEMBER 31,
                                                                    1994        1995          1996          1996
                                                                    ----        ----          ----          ----
Cash flows from operating activities:
Net loss                                                          $(705,111)  $(876,866)  $(2,687,835)   $(4,736,726)
Adjustments to reconcile net loss to net cash used
 in operating activities:
   Depreciation and amortization                                      5,414       4,110        14,160         23,553
   Common stock issued for technology                                 2,900          --       485,000        494,287
   Changes in operating assets and liabilities:
       Prepaid offering costs                                            --          --      (102,514)      (102,514)
       Other assets                                                    (750)     (8,744)       (3,659)       (13,284)
       Accounts payable                                              (4,662)      8,314        57,789         72,351
       Accrued offering costs                                            --          --        44,000         44,000
       Accrued liabilities                                               --          --        97,226         97,226
       Accrued interest                                               3,882       2,528       195,575        201,985
                                                                   --------    --------    ----------     ----------
          Cash flows used in operating activities                  (698,327)   (870,658)   (1,900,258)    (3,919,122)
                                                                   --------    --------    ----------     ----------
Cash from investing activities:
   Additions to property and equipment                               (5,490)     (1,808)      (17,133)       (35,637)
Cash flows from financing activities:
   Cash proceeds from issuance of preferred stock                   800,000     600,000            --      2,310,400
   Proceeds from issuance of notes payable                               --          --     3,000,000      3,063,249
   Repayment of notes payable                                            --          --       (42,124)       (63,249)
   Proceeds from issuance of common stock                                59          33        70,390         72,869
                                                                   --------    --------     ---------      ---------
          Cash flows provided by financing activities               800,059     600,033     3,028,266      5,383,269
                                                                    -------     -------     ---------      ---------
Net increase (decrease) in cash                                      96,242    (272,433)    1,110,875      1,428,510
Cash and cash equivalents at the beginning of the period            493,826     590,068       317,635             --
                                                                    -------     -------       -------     ----------
Cash and cash equivalents at the end of the period                $ 590,068   $ 317,635   $ 1,428,510     $1,428,510
                                                                  =========   =========   ===========     ==========

                          See accompanying notes.

                                      F-7




                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION

    Jenner Technologies, Inc. (the "Company") was incorporated in the State of California on December 8, 1992 (see Note 7). The Company was organized to develop immunotherapies to treat patients with cancer. Research and development of the Company's products is primarily conducted by third parties under contractual arrangements. The Company's activities to date have consisted principally of raising capital, acquiring intellectual property, and contracting for and managing research and development performed by others. Accordingly, the Company is considered to be in the development stage, and expects to incur increasing losses and require additional financial resources to achieve commercialization of its products.

    Through December 31, 1996, the Company had incurred cumulative losses since inception amounting to $4.7 million, and management anticipates incurring additional losses for the next several years. The Company is working on several long-term development projects which involve extensive research and clinical testing, may require many years and substantial expenditures to complete, and which ultimately may be unsuccessful. Therefore, the Company's ability to continue as a going concern depends on its ability to raise additional financing to meet its business plan objectives and, ultimately, to fund its operations from revenues. Management believes that it will be able to obtain additional funding through the issuance of debt or equity securities to existing and new investors, including the Company's proposed initial public offering or from strategic collaborations with other corporations. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies, product candidates, to forego desired opportunities, or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

 ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements.
Actual results could differ from these estimates.

 CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

    The Company invests its excess cash primarily in deposits with banks and short-term securities. These securities consist of U.S. Treasury bills that mature or are redeemable within 90 days. The Company has not recognized any material gains or losses on its cash equivalents.

    Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such determination as of each balance sheet date. Through December 31, 1996, the Company has classified its entire investment portfolio as available-for-sale. Available-for- sale securities are carried at amortized cost which approximates fair value at December 31, 1996. The estimated fair value amounts have been determined by the Company using available market information.

                                      F-8



                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in other income or expense. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

 PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years.

 STOCK-BASED COMPENSATION

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for stock options granted to employees using the intrinsic value method and, accordingly, does not recognize compensation expense for options granted to employees at fair value.

 NET LOSS PER SHARE

    Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options and convertible preferred stock are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning 12 months prior to the initial filing of the proposed public offering at prices substantially below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options).

    Historical net loss per share information is as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                                 -----------------------
                                                             1994         1995         1996
                                                             ----         ----         ----
Net loss per share                                        $    (0.22) $     (0.27) $     (0.82)
                                                          ==========  ===========  ===========
Shares used in computing net loss per share                3,263,447    3,275,374    3,275,848
                                                           =========    =========    =========

    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

2. THERATID TRANSACTION

    During 1996, the Company formed a subsidiary, TherAtid Incorporated ("TherAtid") for the purpose of entering into a license agreement with Novartis Corporation ("Novartis," formerly Ciba-Geigy Limited) (see Note 3). The Company contributed approximately $1,000,000 to TherAtid in exchange for 1,818,180 shares of Series A preferred stock and a warrant to purchase 981,820 additional shares of Series A preferred stock at an exercise price of $2.03. TherAtid also issued 692,520 shares of common stock to others, including 115,420 shares to an individual who is a member of the Company's Board of Directors and the principal stockholder of the Company, for nominal consideration in connection with their assistance in securing the Novartis license.


                                      F-9



                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1996

2. THERATID TRANSACTION -- (CONTINUED)

    In August 1996, TherAtid was merged with and into the Company. As a result of the merger, the Series A preferred stock and the warrant issued to the Company were canceled, and the outstanding shares of TherAtid common stock were exchanged for an equal number of shares of the Company's common stock. Prior to the merger transaction, TherAtid had no operations. In connection with this transaction, the Company recognized $830,000 of research and development expense which consists primarily of the fair value of common stock issued to complete the merger and the initial license payment by TherAtid to Novartis under the license agreement.

3. RESEARCH LICENSES AND AGREEMENTS

 ELI LILLY AND COMPANY

    The Company has a worldwide exclusive license with Eli Lilly & Company ("Eli Lilly") for the rights from Eli Lilly to use or sublicense certain technology and make, use or sell certain licensed products relating to the patent rights for the use of the KSA tumor associated antigen (the antigen associated with the Company's OncoVax-CL product candidate). The agreement calls for the Company to make certain benchmark payments to Eli Lilly if certain milestones are met. No benchmark payments were made or were due through 1996. If commercialization is achieved, the Company will be required to pay Eli Lilly a royalty based on net sales of the licensed products.

 NOVARTIS

    The Company is party to a license agreement with Novartis. Under the agreement, Novartis granted the Company an exclusive worldwide license to certain patent rights and proprietary know-how for the use of various macrophage activators for the therapy of cancer and related diseases. In consideration for this technology, the Company paid Novartis an up-front license fee and is required to pay annual maintenance fees until certain conditions of Phase III clinical trials relating to the technology are met. The Company is also required to make benchmark payments if certain milestones are met. As of December 31, 1996, no milestones had been met. Upon commercialization of any licensed product developed, the Company will pay royalties based on net sales.

 OTHER RESEARCH AGREEMENTS

    The Company has entered into several other agreements with universities and other research organizations. Such agreements generally require the Company to make research support payments and benchmark payments upon the achievement of certain milestones. The Company generally owns or has the option to acquire an exclusive license to the results of the research and must make royalty payments on the net sales of any products developed. Such agreements are generally cancelable at the option of the Company upon notice of up to 30 to 60 days. Total expenses under such agreements amounted to $50,500, $114,000, $442,000 and $606,500 in 1994, 1995, 1996 and from inception, respectively.

4. NOTES PAYABLE TO RELATED PARTIES

    From March through May 1996, the Company received $3,000,000 from a preferred stockholder in exchange for a promissory note bearing interest at 10% per annum and the right to immediately exercise a warrant held by the stockholder (see Note 5). No accounting value was ascribed to the value of the warrant acceleration, as such amount was determined to be not material. All principal and accrued interest under the Note is due and payable on May 6, 1999. The Note is unsecured.



                                      F-10



                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1996

5. STOCKHOLDERS' EQUITY

 STOCK SPLIT

    On July 10, 1996, the Company filed restated Articles of Incorporation in California to reduce the authorized shares of preferred and common stock to 30,000,000 and 5,000,000, respectively, and to effect a one-for-4.032 reverse stock split of all outstanding shares of common stock, Series A and Series B preferred stock, and common stock options and warrants. All common share and preferred stock and per share data in the accompanying financial statements has been adjusted to give effect to the reverse stock split.

 COMMON STOCK

    After liquidation preference distributions to Series A and Series B preferred stockholders have been paid, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A preferred stock, Series B preferred stock and common stock pro rata, based on the number of shares of common stock held (or deemed to be held, on an as-converted basis for preferred shares).

    In connection with the Company's merger with TherAtid, the Company assumed the repurchase option related to 289,017 shares of common stock owned by a director. One twenty-fourth of the shares subject to repurchase were released from the repurchase option on April 30, 1996 and an additional one twenty-fourth of the total number of shares are released from the repurchase option at the end of each full month thereafter, based upon the director's continued relationship with the Company. As of December 31, 1996, 180,636 shares remain subject to the repurchase option at an aggregate option exercise price of $541.

 CONVERTIBLE PREFERRED STOCK

    Each share of Series A and Series B convertible preferred stock ("preferred stock") is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted and is convertible, at the option of the holder, into one share of common stock (see Note 7). Conversion is automatic upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, which results in a price per share of not less than $13.97 and aggregate offering proceeds of not less than $7,500,000 or upon the approval of more than 80% of all outstanding preferred stock voting together as a single class. The Company has reserved sufficient shares of common stock for issuance upon conversion of the outstanding Series A and Series B preferred stock.

    The Series A preferred shares are subject to liquidation preferences of $0.8064 per share, plus an additional amount equal to $0.0605 per share multiplied by the number of years the share was held prior to the effective date of liquidation, plus all declared but unpaid dividends. The Series B preferred shares are subject to liquidation preferences of $1.2096 per share plus an additional amount equal to $0.0907 per share multiplied by the number of years the share was held prior to the effective date of liquidation. Series A and Series B preferred stockholders are entitled to noncumulative dividends at rates of $0.0605 and $0.0907 per share, respectively, per annum, if declared by the Board of Directors and in preference to common stock dividends. No dividends have been declared or paid by the Company.

 STOCK OPTIONS

    During 1993, nonqualified stock options for 28,629 shares of common stock were granted to consultants at an exercise price of $0.007 per share. At December 31, 1996, 14,314 of these options remain outstanding and are exercisable. The 1993 Stock Plan (the "Plan") was adopted in February 1993. Stock options granted under the Plan may be either incentive stock options or nonstatutory stock



                                      F-11



                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1996

5. STOCKHOLDERS' EQUITY -- (CONTINUED)

options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options may be granted with different vesting terms from time to time. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated.

    During 1996, the Company adopted SFAS 123. The effect of applying the minimum value method of SFAS 123 to options granted to employees in 1995 and 1996 did not result in pro forma net loss and loss per share amounts that are materially different from historical amounts reported. Therefore, such pro forma information is not presented herein. SFAS 123 is applicable only to options granted subsequent to December 31, 1994, and should the Company successfully complete the offering, it will no longer be able to utilize the minimum value method, therefore, the pro forma effect determined in 1996 may not be representative of the pro forma effect to be reported in future years. The minimum value method was applied using the following weighted average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.09% and 6.53%; an expected option life of six years; and no annual dividends.

    A  summary  of  activity  under  the Plan for the years  ended  December  31 follows:

                                         1994                 1995                 1996
                                  -------------------  ------------------   ------------------
                                            WEIGHTED             WEIGHTED             WEIGHTED
                                             AVERAGE              AVERAGE              AVERAGE
                                            EXERCISE             EXERCISE             EXERCISE
                                  OPTIONS     PRICE    OPTIONS     PRICE    OPTIONS     PRICE
                                  -------     -----    -------     -----    -------     -----
Outstanding at January 1           11,452     $0.14     17,463     $0.14    160,592    $ 0.20
Granted                             7,443     $0.14    143,129     $0.21    111,076    $ 0.23
Exercised                            (359)    $0.14         --     $  --     (1,591)   $ 0.22
Forfeited                          (1,073)    $0.14         --     $  --         --    $   --
                                   ------              -------              -------    ------
Outstanding at December 31         17,463     $0.14    160,592     $0.20    270,077    $ 0.19
                                   ======              =======              =======    ======

    Exercise prices of all options outstanding as of December 31, 1996 ranged from $0.007 to $0.24 and 117,441 of such options were vested with a weighted average exercise price of $0.18. As of December 31, 1996, the remaining contractual life of outstanding options ranged from 6.2 years to 9.6 years with a weighted average contractual life of 8.8 years.

    In connection with grants of stock options to employees and directors during 1996, the Company recorded $52,000 for the difference between the deemed fair value of the Company's common stock for financial statement presentation purposes and the exercise price at the date of grant. Of such amount, $7,000 related to options that vested prior to December 31, 1996 and, accordingly, was expensed in the year then ended. The remaining $45,000 is presented as a component of stockholders' equity at December 31, 1996 and will be amortized over the vesting period of the underlying options. The weighted average fair value of options granted during 1996 with an exercise price below the deemed fair value of the Company's common stock for financial statement presentation purposes on the date of grant was $0.23.


                                      F-12



                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1996

5. STOCKHOLDERS' EQUITY -- (CONTINUED)

 WARRANT

    In connection with the sale of Series B preferred stock in 1995, the Company issued a warrant to purchase 2,146,931 shares of common stock at an exercise price of $0.04 per share to the Series B investor. In 1996, the stockholder exercised a portion of the warrant to purchase 715,649 shares of common stock. In May 1996, the Company entered into an agreement with the stockholder to provide the stockholder with the right to immediately exercise the warrant as to 286,258 shares of the Company's common stock in exchange for terminating the warrant with respect to all remaining shares. Under this agreement, the stockholder exercised his right to purchase the 286,258 shares.

 RESERVED SHARES

    As of December 31, 1996, the Company has reserved shares of common stock for future issuance as follows:

 Stock option plan:
   Outstanding options                                                   270,077
   Reserved for future grants (see Note 7)                                85,809
Convertible preferred stock:
  Issued and outstanding                                               1,510,015
                                                                       ---------
                                                                       1,865,901
                                                                       =========

6. INCOME TAXES

    The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.

    Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of December 31 are as follows:

                                                          1995          1996
                                                        ---------    -----------
Deferred tax assets:
   Net operating loss carryforwards                     $ 700,000    $ 1,400,000
   Capitalized license agreement                               --        300,000
   Research credit carryforwards                               --        100,000
   Capitalized research and development                        --        100,000
   Other, net                                             100,000        100,000
                                                          -------        -------
   Net deferred tax assets                                800,000      2,000,000
Valuation allowance                                      (800,000)    (2,000,000)
                                                         --------     ----------
Net deferred tax assets                                  $     --     $      --
                                                         ========     ==========



    The net valuation allowance increased by $130,000, $670,000 and $1,200,000 in 1994, 1995 and 1996, respectively.

                                      F-13




                           JENNER TECHNOLOGIES, INC.
                          (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1996


6. INCOME TAXES -- (CONTINUED)

    As of December 31, 1995 and 1996, the Company had federal net operating loss carryforwards of approximately $1,800,000 and $3,700,000, respectively. As of December 31, 1995 and 1996, the Company also had federal research and development tax credit carryforwards of approximately $22,000 and $40,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2008 and 2011, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

7. PROPOSED INITIAL PUBLIC OFFERING AND RELATED MATTERS

    In January 1997, the Board of Directors authorized the reincorporation of the Company in the State of Delaware and a one-for-1.7328 reverse stock split of all outstanding shares of common stock and stock options. The reincorporation is expected to occur in March 1997. The conversion ratio of all outstanding shares of convertible preferred stock were adjusted such that each preferred share converts into 0.577 shares of common stock. All common share and per share data in the accompanying financial statements has been adjusted retroactively to give effect to the reverse stock split.

    In January 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission offering shares of its common stock and warrants to the public. If the offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into 1,510,015 shares of common stock upon the closing of the offering. Unaudited pro forma stockholders' equity (Net Capital deficiency) as of December 31, 1996 as adjusted for the assumed conversion of the preferred stock is set forth in the accompanying balance sheet.

    In January 1997, the Board of Directors approved the Company's 1997 Stock Plan (the "1997 Plan") and initially reserved 350,000 shares for issuance thereunder. The 1997 Plan provides for the grant of incentive stock options and stock purchase rights to employees and employee directors and nonstatutory stock options and stock purchase rights to employees, directors and consultants.


                                      F-14





================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                   ----------

                                TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary                                                             3
Risk Factors                                                                   7
Use of Proceeds                                                               18
Dividend Policy                                                               18
Capitalization                                                                19
Dilution                                                                      20
Selected Financial Data                                                       21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                                                  22
Business                                                                      24
Management                                                                    38
Certain Transactions                                                          44
Principal Stockholders                                                        45
Description of Securities                                                     47
Shares Eligible for Future Sale                                               50
Underwriting                                                                  52
Legal Matters                                                                 54
Experts                                                                       54
Additional Information                                                        54
Index to Financial Statements                                               F-1

    UNTIL _________, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS WHO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================



================================================================================




                                     [LOGO]

                            JENNER TECHNOLOGIES, INC.

                        2,500,000 SHARES OF COMMON STOCK
                                       AND
                          2,500,000 REDEEMABLE COMMON
                            STOCK PURCHASE WARRANTS


                                   ----------
                                   PROSPECTUS
                                   ----------


                               NATIONAL SECURITIES
                                   CORPORATION




                                     , 1997


================================================================================



                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the American Stock Exchange application fee.

                                                                       AMOUNT TO
                                                                        BE PAID
                                                                        -------
SEC Registration Fee                                                   $  18,522
NASD Filing Fee                                                            6,612
American Stock Exchange Application Fee                                   33,000
Blue Sky Qualification Fees and Expenses                                  15,000
Printing and Engraving Expenses                                          120,000
Legal Fees and Expenses                                                  250,000
Accounting Fees and Expenses                                             130,000
Transfer Agent and Registrar Fees                                         10,000
Miscellaneous                                                             16,866
                                                                        --------
   Total                                                                $600,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Restated Certificate of Incorporation to be filed upon the closing of the offering to which this Registration Statement relates (Exhibit 3.3 hereto) and the Registrant's Bylaws (Exhibit 3.5 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and executive officers that will require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

    The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    (a) Since January 1994, the Registrant has sold and issued the following securities:

       1. On January 18, 1994, the Company issued and sold 992,056 shares of Series A Preferred Stock to a director of the Company upon the exercise of a warrant originally issued May 7, 1993 at an exercise price of $0.8060 per share.

       2. From April 18, 1994 to January 31, 1997, the Company granted stock options under the Company's 1993 Incentive Stock Plan to purchase an aggregate of 355,370 shares of Common Stock to 16 employees and consultants at exercise prices ranging from $0.14 to $3.00 per share.

       3. On April 29, 1994, the Company issued an aggregate of 20,756 shares of Common Stock to two individuals and one entity at an issuance price of $0.14 per share in connection with a Settlement Agreement dated April 29, 1994.


                                      II-1



       4. From June 1, 1994 to March 5, 1996, the Company issued and sold 7,158 shares of Common Stock to a director of the Company upon the exercise of non-plan stock options at an exercise price of $0.00693 per share.

       5. On October 31, 1994, the Company issued and sold 359 shares of Common Stock to one employee upon the exercise of stock options at an exercise price of $0.14 per share pursuant to the Company's 1993 Incentive Stock Plan.

       6. From January 1, 1995 to November 30, 1996, the Company issued and sold 7,157 shares of Common Stock to one individual upon the exercise of non-plan stock options at an exercise price of $0.00693 per share.

       7. On July 25, 1995, the Company issued and sold 496,028 shares of Series B Preferred Stock and a warrant exercisable for 2,146,931 shares of Common Stock to a director of the Company for an aggregate purchase price of $600,100.00. On March 18, 1996, the warrant was exercised for 715,649 shares of Common Stock for an aggregate purchase price of $50,000. On May 6, 1996, the warrant was exercised for 286,258 shares of Common Stock for an aggregate purchase price of $20,000, and was then canceled pursuant to a Warrant Amendment, Exercise and Termination Agreement.

       8. On August 8, 1996, the Company issued an aggregate of 692,520 shares of Common Stock to two directors of the Company in connection with the acquisition of TherAtid Incorporated by the Company.

       9. From October 31, 1996 to December 31, 1996, the Company issued and sold 1,591 shares of Common Stock to a director of the Company upon the exercise of stock options at an exercise price of $0.23 per share, pursuant to the Company's 1993 Incentive Stock Plan.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits


 EXHIBIT
   NO.                                            TITLE
   ---                                            -----
1.1    -- Form of Underwriting Agreement.
3.1    -- Amended and Restated Articles of Incorporation as currently in effect.
3.2 -- Form of Restated Certificate of Incorporation to be filed after the closing of this Offering made under this Registration Statement.
3.3    -- Bylaws of the Registrant as currently in effect.
3.4 -- Form of Bylaws of the Registrant to be effective upon the closing of this Offering made under this Registration Statement.
4.1*   -- Specimen Common Stock Certificate.
4.2*   -- Specimen Warrant Certificate.

                                      II-2


 EXHIBIT
   NO.                                            TITLE
   ---                                            -----
4.3*   -- Form of Representative's Warrant Agreement between the Registrant and the Representative, including form of Representative's Warrant.
4.4*   -- Form of Warrant Agreement between the Registrant and Continental Stock
          Transfer and Trust Company, including form of Warrant.
5.1*   -- Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1   -- Form of Indemnification Agreement for directors and officers.
10.2   -- 1993 Incentive Stock Plan.
10.3   -- 1997 Incentive Stock Plan and form of agreement thereunder.
10.4 -- Note Purchase Agreement between the Registrant and Hayden Leason dated May 6, 1996, and Promissory Note issued pursuant thereto.
10.5** -- License Agreement between the Registrant(as successor) and Ciba-Geigy,
          Ltd. dated April 4, 1996.
10.6** -- License Agreement between the Registrant and Eli Lilly and Company dated June 15, 1994.
10.7** -- License Agreement between the Registrant and Research Corporation
          Technologies, Inc., dated June 1, 1994.
10.8** -- License Agreement between the Registrant and Walter Reed Army
          Institute of Research dated March 29, 1996.
10.9** -- Cooperative Research and Development Agreement between the Registrant and Walter Reed Army Institute of Research dated September 30, 1993 and revised March 7, 1995.
10.10 -- Employment agreement between the Registrant and Anthony E. Maida, III. dated November 20, 1994.
10.11 -- Employment Agreement between the Registrant and Dr. Lynn E. Spitler dated November 20, 1994.
10.12 -- Employment Agreement between the Registrant and Thomas P.H. Twaddell, M.D. dated January 6, 1997.
10.13 -- First Amended and Restated Investors Rights Agreement dated July 25, 1995.
10.14 -- Lease agreement between the Registrant and Bay Business Centers, Inc. dated August 13, 1996.
11.1   -- Statement of computation of net loss per share.
23.1   -- Consent of Wilson Sonsini Goodrich & Rosati, P.C. (See Exhibit 5.1).
23.2   -- Consent of Ernst & Young LLP, Independent Auditors
25.1   -- Power of Attorney (See page II-5).
27.1   -- Financial Data Schedule.

---------
 * To be filed by amendment.
** Confidential treatment requested.

    (b) Financial Statements

       (1) Financial Statements

    The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements of the Company on Page F-1.


                                      II-3


ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

       (a) It will provide to the Underwriters at the closing as specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

       (b) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
    Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

       (d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof;

       (c) To remove from  registration by means of a  post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.


                                      II-4


                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN RAMON, STATE OF CALIFORNIA, ON FEBRUARY 14, 1997.

                                            JENNER TECHNOLOGIES, INC.


                                            By:  /s/ ANTHONY E. MAIDA, III
                                                 -------------------------
                                                   ANTHONY E. MAIDA, III,
                                                   CHIEF EXECUTIVE OFFICER

                             POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Anthony E. Maida, III and Lynn E. Spitler, M.D., and each of them acting individually, as his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    PURSUANT TO THE REQUIREMENTS OF THE ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                                    TITLE                                         DATE
             ---------                                    -----                                         ----
   /s/ ANTHONY E. MAIDA, III            Chief Executive Officer  and Director
-------------------------------          (Principal Executive Officer)                            February 14, 1997
       ANTHONY E. MAIDA, III

   /s/ ANTHONY E. MAIDA, III           Chief Financial Officer (Principal
-------------------------------          Financial and Accounting Officer)                        February 14,  1997
       ANTHONY E. MAIDA, III

      /s/ LYNN E. SPITLER              President, Chief Scientific
-------------------------------          Officer and Director                                     February 14,  1997
       LYNN E. SPITLER, M.D.

        /s/ JACK BOWMAN
-------------------------------
            JACK BOWMAN                  Director                                                 February 14,  1997

      /s/ LOWELL M. DICKE
-------------------------------
          LOWELL M. DICKE                Director                                                 February 14,  1997

     /s/ ISAIAH J. FIDLER
-------------------------------
  ISAIAH J. FIDLER, D.V.M., PH.D.        Director                                                 February 14,  1997

     /s/ ROBERT A. FILDES
-------------------------------
      ROBERT A. FILDES, PH.D.            Director                                                 February 14,  1997

     /s/ HERBERT GROSSMAN
-------------------------------
          HERBERT GROSSMAN               Director                                                 February 14,  1997

       /s/ HAYDEN LEASON
-------------------------------
           HAYDEN LEASON                 Director                                                 February 14, 1997



                                      II-5